U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                            PRE-EFFECTIVE AMENDMENT NO. 3

                                     FORM SB-2

               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ALTERNET SYSTEMS, INC.
(formerly SchoolWeb Systems Inc. and formerly North Pacific Capital Corp.)
                (Name of Small Business Issuer in its Charter)

         Nevada                            3576                   88-0473897
(State or jurisdiction of    (Primary Standard Industrial      I.R.S. Employer
incoporation or organization) Classification Code Number)   Identification No.)


                                     333-89954
                                 (Commission File No.)


                       Suite 610 - 815 West Hastings Street
                            Vancouver, Canada V6E 1T9
                                Tel: (604) 608-2540
                                Fax: (604) 608-8775

            (Address and telephone number of Registrant's principal
                executive offices and principal place of business)

                             Resident Agents of Nevada
                          711 South Carson Street Suite 4
                             Carson City, Nevada 89701
                                Tel: (775) 882-4641;
          (Name, address, and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under
the Securities Act of 1933 check the following box.     ( X )

                         CALCULATION OF REGISTRATION FEE

Title of each     Amount to be    Proposed Maximum    Proposed     Amount
class of          registered(1)   offering price      maximum         of
securities                        per share of        aggregate    registration
to be registered                  common stock(2)     offering         fee
                                                       price

Common Stock       8,629,028           $0.35         $3,020,159.80    $277.85

The Company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     (1) The total number of shares of common stock to be sold by shareholders on a continuous offering basis under Rule 415 including 1,557,514 shares of common stock which may be issued upon exercise of 1,557,514 outstanding share purchase warrants;

     (2)  Estimated for the purposes of calculating the registration fee.

     (3)  The calculation (given footnote 2 above) was as follows:
          (8,629,028 shares x $0.35)($92/1,000,000)=$277.85

                                    PROSPECTUS

                               ALTERNET SYSTEMS, INC.
    (formerly SchoolWeb Systems Inc. and formerly North Pacific Capital Corp.)
                       Suite 610 - 815 West Hastings Street
                            Vancouver, British Columbia
                                  Canada V6C 1B4

                                  8,629,028 Shares
                                    Common Stock *

     This prospectus relates to the resale of up to 8,629,028
shares of our common stock by our shareholders who are hereinafter
referred to as Selling Shareholders.   The 8,629,028 shares of common
stock are to be registered as follows (maximum amounts): (a) 7,071,514 shares of common stock to be sold by shareholders; (b) 1,557,514 shares of common stock which may be resold upon the exercise of 1,557,514 share purchase warrants of the Company previously distributed by the Company under a private placement. Cash proceeds, if any, received by the Company from the exercise of the warrants will be used primarily as working capital for the Company. The share purchase warrants are exercisable for a period of two years at an exercise price of $0.50 per warrant. Each warrant is exercisable for one share of common stock.

     The selling shareholders will sell the shares from time to time at $0.35 per share until our shares are quoted on the Over the Counter Bulleting Board ("OTCBB"). Thereafter, non-affiliate selling shareholders will sell their shares at prevailing market prices or privately negotiated prices while affiliate selling shareholders will continue to sell their shares at $0.35 per share unless an amendment to this registration statement is declared effective by the SEC and contains a different selling price.

     No public market presently exists for our common stock and, while we intend to see our shares quoted on the OTCBB, there is no guarantee that we will be successful in doing so.


     The shares offered hereby are highly speculative and involve a high degree of risk to public investors and should be purchased only by persons who can afford to lose their entire investment (SEE "RISK FACTORS" ON PAGE 9).


     These securities have not been approved or disapproved by the U.S. Securities and Exchange Commission or any state securities commission nor has the U.S. Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     Information contained herein is subject to completion or amendment. The registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                Subject to Completion, Dated: ______________, 2003



                                  TABLE OF CONTENTS

PROSPECTUS SUMMARY                                                      7

RISK FACTORS                                                            9

USE OF PROCEEDS                                                        11

DETERMINATION OF OFFERING PRICE                                        12

DILUTION                                                               12

SELLING SECURITY HOLDERS                                               13

PLAN OF DISTRIBUTION                                                   16

LEGAL PROCEEDINGS                                                      17

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS           17

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT         19

DESCRIPTION OF SECURITIES                                              21

INTEREST OF NAMED EXPERTS AND COUNSEL                                  22

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION                   23

ORGANIZATION WITHIN LAST FIVE YEARS                                    23

DESCRIPTION OF BUSINESS                                                25

MANAGEMENT DISCUSSION AND ANALYSIS NS                                  36

DESCRIPTION OF PROPERTY                                                40

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                         40

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS               41

EXECUTIVE COMPENSATION                                                 42

FINANCIAL STATEMENTS                                                   44

     YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000
     NINE MONTHS ENDED SEPTEMBER 30, 2002

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
  ON ACCOUNTING AND FINANCIAL DISCLOSURE                               45

INDEMNIFICATION OF OFFICERS AND DIRECTORS                              45

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION                            45

RECENT SALES OF UNREGISTERED SECURITIES                                45

UNDERTAKINGS AND SIGNATURES                                            46

EXHIBIT INDEX AND EXHIBITS                                             51

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by detailed information appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus in its entirety.

The Company.

(a)  Background.

Alternet was incorporated in the State of Nevada on June 26, 2000, under the name of "North Pacific Capital Corp.". Alternet changed its
name to "SchoolWeb Systems Inc." effective December 20, 2001.    On

May 14, 2002, the Company changed its name to its present name, "Alternet Systems, Inc.".

Alternet's wholly owned subsidiary, AI Systems Group Inc., was incorporated in the State of Nevada on October 13, 2000. On January 1, 2001 it entered into the License Agreement with Advanced Interactive Inc. and its subsidiary, Advanced Interactive (Canada) Inc. (collectively, "AII"). AI Systems Group changed its first to "SchoolWeb Systems Inc." and later to "SchoolWeb Holdings Inc.". On July 1, 2002 it changed its name to its present name, AI Systems Group Inc.

Alternet's registered offices in the State of Nevada are at 711 South Carson Street Suite 4, Carson City, Nevada 89701. The address of their registered office in Canada is Suite 610 - 815 West Hastings Street, Vancouver British Columbia, Canada V6C 1B4.

(b)  Business.

Our business is the marketing and distribution of broadcast caching server hardware and software technologies which we license from Advance Interactive Inc. and market under the names "SchoolWeb", "1nterlink" and "HealthWeb". These technologies are referred to in this registration statement as generally "the SchoolWeb system". The SchoolWeb hardware system and software were developed as a result of Advanced Interactive Inc.'s subsidiary ("AII") being awarded a $650,000 contract in 1999 to provide a low cost, distance-learning Internet access system for an initial pilot of 20 British Columbia,
Canada schools.   The contract was awarded to AII by the Government of
British Columbia.

Alternet and its subsidiary, AI Systems Group Inc., licensed the SchoolWeb System from AII the rights to market and distribute AII's caching software (which is the basis of the SchoolWeb System's software) under the terms of a License Agreement. The terms of the License Agreement call for monthly payments to AII and a royalty payment to AII of 40% of the revenue realized from sales of the SchoolWeb System.

Each basic SchoolWeb "system" or software / hardware package is comprised of the SchoolWeb Librarian software, Linux Operating System, a caching server (a server which downloads entire websites and updates them so that users can just make requests for information from their caching server, not from the website), redundant file system, software configuration, uninterruptible power supply, satellite or cable port, SchoolWeb user license, 24 hour technical support
(provided by AII through the License Agreement), On-site installation and training (provided by resellers and distributors), system maintenance and 5X9 on-site warranty. When sold as the "1nterlink" or "HealthWeb" product, the package is very similar to the SchoolWeb system.

Summary Financial Information

The following discussion should be read in conjunction with the financial statements of the Company and notes thereto contained elsewhere in this prospectus

The fiscal year ended December 31, 2001 was the first full year of operations for the Company and also represented the year in which it purchased AI Systems Group Inc.

For this fiscal year, the Company (on a consolidated basis with its subsidiary AI Systems Group Inc.) had a net loss for the period of $(263,249) and no revenue. Of this loss, the largest expense or expenditure was payments for the Company's license agreement with Advanced Interactive Inc. which represented $120,000. Office and general expenses were $50,530, marketing expenses were $39,429 and professional fees were $29,390. The basic net loss per share was $(0.02).

The Company had current assets of $5,669 cash and $3,758 in prepaid expenses.

Given the Company's monthly payment for its license agreement with Advanced Interactive Inc. (which is $20,000 per month at a minimum) the Company did not have enough working capital to meet its obligations for even one month.

We have completed our testing of the SchoolWeb system in the 19 schools in British Columbia where it installed for testing. We have also completed initial distributorship agreements or understandings with a number of distributors.


In the third quarter of the fiscal year ending December 2002, sales and revenues commenced. Sales in the month of September, 2002 were approximately $40,923, resulting from installation of the SchoolWeb system (under the name "1nterlink") in one community and installation of SchoolWeb in three high schools. We had a net loss for the third quarter of the fiscal year ending December 2002 of $145,836. We continue to try to develop client contacts and leads to secure future sales. The magnitude and size of future sales cannot, at this time (partly as a result of a lack of operating history) be accurately predicted.



On August 10, 2002, we signed an agreement with AII (who we license the SchoolWeb system from) to settle $80,000 in arrears license payments for 228,571 shares of common stock. The August 10, 2003 agreement also provided that we only have to pay one-half of our monthly license payment. The remaining half of the payment can be accrued or settled in shares for debt issuances. This is important because, in the remainder of the calendar year 2003 alone, our monthly license payment is $28,000 so the right to accrue one-half of this amount each month leaves us less illiquid. We still do not enough current assets (cash) to operate even one month without further equity investment or revenues.

Operating costs, particularly those costs associated with administrative overhead, did not increase significantly in the final quarter of 2002.


The Offering.

Shares of common stock of the Company will be sold on a continuous delayed basis under a shelf registration under Rule 415. A total of

8,629,028 shares of common stock are to be registered, as follows
(maximum amounts):

     - 7,071,514 shares of common for selling shareholders.

     - 1,557,514 shares of common stock reserved for issuance, upon payment of the exercise price of $0.50 to exercise 1,557,514 share purchase warrants of the Company.

A total of 16,144,085 shares of common stock are presently issued and outstanding in the Company.

Liquidity of Investment.

Although the shares will be free of resale restrictions once qualified by this Prospectus, there exists no public market for the shares. Therefore, an investor may not be able to sell shares when he or she wishes. Therefore, an investor may consider his or her investment to be long-term.

Risk Factors.



Our business might fail, causing a loss to investors, if we lose certain key management.



We are particularly dependent on, and vulnerable to the departure of, our two Vice Presidents, Greg Protti and Patrick Fitzsimmons. Their departure could result in the loss of accounts or customers. They are our sole contacts with some customers and accounts and their relationships with customers and potential customers would be difficult if not impossible to replace.



OUR COMPANY IS RISKY FOR OUR INVESTORS BECAUSE OUR COST OF ESTABLISHING A PRESENCE IN OUR MARKET IS HIGH AND CREDIBILITY IS DIFFICULT TO BUILD:


We anticipate that we will incur substantial operating expenses in connection with marketing and distribution of our SchoolWeb System and expect these expenses to result in continuing losses until such time as we are able to achieve adequate revenue levels. There can be no assurance that we will be able to significantly increase revenues or achieve profitable operations. We may be unable to attract or retain customers. Failure to obtain additional capital, if needed, would have a material adverse effect on our operations. Changes in laws (especially laws relating to our trademarks or intellectual property) could hurt our business.

One of the difficulties we have run into is the realization that new software or technology companies lack credibility with potential customers. People are not hesitant to buy software from Microsoft or other companies because they know they will be around for a number of years to offer after sales support to the software and system. Establishing credibility with customers may take time.


OUR COMPANY MAY FAIL, CAUSING INVESTORS TO LOSE THEIR INVESTMENT, BECAUSE WE DO NOT HAVE ENOUGH CURRENT ASSETS (CASH) TO OPERATE EVEN ONE MONTH WITHOUT FURTHER EQUITY INVESTMENT OR REVENUES:



We do not have enough current assets (cash) to operate even one month without further equity investment or revenues. Because we make monthly payments under the terms of our License Agreement, if we are unable to generate significant revenues, our License Agreement with AII could be terminated if license payments are not made.





OUR COMPANY WILL FAIL IF WE LOSE OUR RIGHTS TO SELL THE SCHOOLWEB SYSTEM:



We are vulnerable to any loss of the license with which we license the SchoolWeb System from AII. This could happen if we are unable to make required payments under the license agreement with AII and the payments under this agreement exceed our revenues to date significantly.



OUR INVESTORS COULD LOSE THEIR ENTIRE INVESTMENT IF THE CANDIAN DOLLAR DEPRECIATES AGAINST THE US DOLLAR BECAUSE OUR REVENUE IS PRIMARILY IN CANADIAN DOLLARS WHILE OUR OPERATING AND LICENSE AGREEMENT COSTS ARE IN US DOLLARS.


We report our financial position and results of operations in US dollars in our financial statements.

However, because a large portion of the Company's operations are in Canada (and near term sales revenues, if any, are likely to be primarily from Canada), we are exposed to foreign currency fluctuation and such fluctuations may materially affect the Company's financial position and results of operations.

Payments under the software license agreement with AII, our largest single expenditure and cost, are made in US dollars and, as a result, this particular cost is not vulnerable to currency fluctuations.

Recently, the Canadian dollar has appreciated against the US currency. However, if the Canadian dollar were to depreciate it is possible that revenues we believed would cover payments under the license agreement would not be adequate once converted to US currency.

Our accounts are maintained in US dollars including our accounts in Canada.

INVESTORS MAY NOT BE ABLE TO RESELL THEIR SECURITIES BECAUSE THERE IS NO PUBLIC MARKET FOR OUR SECURITIES.

There is presently no market for the shares of common stock being offered. There can be no assurance that an active trading market will develop or that purchasers of the shares will be able to resell their securities, even at a loss. The securities are not listed on any national exchange and are not posted for trading on any facility such as the NASD's OTCBB or the "pink sheets". It is unclear what the listing procedures and requirements for the proposed "BBX" exchange in the United States would be and, as a result, it is impossible to know whether or not the Company would be able to list on it. We do intend, in late 2002 and in 2003, to seek a listing on the NASD's OTCBB and later on the new BBX Exchange.

Even if a market were to develop or we were to successfully seek to post for trading our securities on an exchange or a trading facility such as the NASD's OTCBB (which we are seeking to do), the market prices for the securities of technology companies have historically been highly volatile and, since 2000, have experienced (overall) a significant deflation.



                          ITEM 4: USE OF PROCEEDS

We will not receive proceeds from the sale of shares sold by selling shareholders. The price at which these selling shareholders will sell their shares cannot be practicably determined or estimated as there is no market for our securities.

The only proceeds we will receive from the sale of shares under this prospectus relate to the funds which the Company will receive from exercise of warrants. The exercise of these warrants would result in proceeds to the Company of $778,757 (1,557,514 warrants outstanding at an exercise price of $0.50 per share) if 100% of the warrants are exercised, $584,068 if 75% of the warrants are exercised, $389,379 if 50% of the warrants are exercised and $194,689 if 25% of the warrants are exercised.

The following table sets forth the use of proceeds from the exercise of the warrants:


Use of Proceeds                                 Maximum Offering
                                               (100% of warrants
                                                 exercised for
                                              proceeds of $778,757)
                                            Amount          Percent
Transfer Agent Fee                          $  1,200          0.16%
Printing Costs                              $    600          0.08%
Legal Fees                                  $  6,000          0.8%
Accounting Fees                             $  2,000          0.27%
Working Capital                             $768,957         98.67%
Total                                       $778,757        100.00%


There can be no certainty that the Company will receive some, all or any of the maximum proceeds which would be realized from exercise of all outstanding warrants.

In the event that less than the maximum proceeds are received from exercise of 100% of the warrants, the use of proceeds remains the same save and except that the amount allocated to working capital is reduced. The other costs are essentially "fixed".

Management anticipates expending these funds for the purposes indicated above. To the extent that expenditures are less than projected, the resulting balances will be retained and used for general working capital purposes or allocated according to the discretion of the board of directors. Conversely, to the extent that such expenditures require the utilization of funds in excess of the amounts anticipated, supplemental amounts may be drawn from other sources, including, but not limited to, general working capital and/or external financing. The net proceeds of this offering that are not expended immediately may be deposited in interest or non-interest bearing accounts, or invested in government obligations, certificates of deposit, commercial paper, money market mutual funds, or similar investments.

                    ITEM 5: DETERMINATION OF OFFERING PRICE

There is no existing market for the securities of the Company and, as a result, it cannot be practicably determined what will be the offering price selling shareholders sell their securities for.

The exercise price of $0.50 for the 1,557,514 share purchase warrants outstanding offered hereunder was determined by the Company and shareholders in negotiation.

                               ITEM 6: DILUTION

No dilution to existing shareholders will result from the offering to the public of common shares presently issued and outstanding. No increase or decrease in the net tangible book value per share will be attributed to the cash payments made by purchasers of these shares as the purchases will be made from individuals and not from the Company's treasury.

There are 1,557,514 outstanding share purchase warrants exercisable for a period of two years from their date of issue at an exercise price of $0.50 per share purchase warrant. Each share purchase warrant is exercisable for one share of common stock.

Warrant holders who exercise their outstanding share purchase warrants will experience dilution as follows (assuming exercise of all outstanding warrants):

Net Tangible Book Value Per Share (excluding license) before the
Distribution of Warrant Shares                             :       $0.000
Net Tangible Book Value Per Share (excluding license) After
Distribution of Warrant Shares                                     $0.044
Increase Attributable to Warrant Holders After Distribution of
Warrant Shares                                                     $0.044
Amount of dilution to Warrant Holders After Distribution of
                                          9
Warrant Shares                                                     $0.456
Percentage Dilution in Relation to issue price                      91.20%

                        ITEM 7: SELLING SECURITY HOLDERS

     Selling shareholders will be offering a total of 8,629,028 shares of common stock of the Company, as follows (in the chronological order of their original issuance as restricted shares). A number of the selling shareholders are affiliates of the Company (and are designated in the list as such).

SHAREHOLDERS WITH COMMON SHARES PRESENTLY ISSUED AND OUTSTANDING:

                                          11






                                                                                          C>
Name of             Amount Beneficially      Amount Offered for      Amount Benefically     Percentage
Selling               Owned Prior to        Selling Shareholder's       Owned after        Ownership after
Shareholder               Offering                 Account                Offering          Offering (1)

Shaun Greffard                  1,000                     1,000               0                  0%
Donna Taylor                    1,000                     1,000               0                  0%
Anna Lush                       1,000                     1,000               0                  0%
Debra Lush                      1,000                     1,000               0                  0%
Janet Horbulyk                  1,000                     1,000               0                  0%
Masa Tamashiro                  1,000                     1,000               0                  0%
Ron Frier                       1,000                     1,000               0                  0%
Gerard Smith                    1,000                     1,000               0                  0%
Pat Martel                      1,000                     1,000               0                  0%
Lynne Martel                    1,000                     1,000               0                  0%
Gina Wakeham                    1,000                     1,000               0                  0%
Andy Martel                     1,000                     1,000               0                  0%
Jennifer Mitchell               1,000                     1,000               0                  0%
Patrick Sipos                   1,000                     1,000               0                  0%
Corrine Fiesel                  1,000                     1,000               0                  0%
Richard Silas (2)             116,500                   116,500               0                  0%
Christopher D. Farber         118,500                   118,500               0                  0%
Streamline Investments
 Inc. (3)                    2,551,000                   847,000       1,704,000             11.05%
Nahatlatch Capital
Inc. (4)                    2,550,000                   847,000       1,703,000              11.05%
Patrick Fitzsimmons (5)     1,001,000                   333,000         668,000               4.98%
Greg Protti (6)               501,000                   133,000         368,000               2.39%
Grant Farkes                  500,000                   133,000         367,000               2.38%
Deborah Stockwell             500,000                   133,000         367,000               2.38%
United Equities Manage-
 Ment Corp.                 1,000,000                   333,000         667,000               4.33%
Sheila Adams                  250,000                   250,000               0                  0%
Pamela Briskar                250,000                   250,000               0                  0%
Tom Acheson                   500,000                   500,000               0                  0%
Karen Acheson                 500,000                   500,000               0                  0%
David Forsythe                 10,000                    10,000               0                  0%
Cynthia M. Eden               500,000                   500,000               0                  0%
Brandon Douglas (9)           330,000                   330,000               0                  0%
Martin Dearden (7)             50,000                    50,000               0                  0%
Dennis Dearden (8)             50,000                    50,000               0                  0%
Michael Jacobs                 50,000                    50,000               0                  0%
Janette Kryzankowsi            15,000                    15,000               0                  0%
Robert & Carolyn White        100,000                   100,000               0                  0%
Michael Holden                150,000                   150,000               0                  0%
Glenn Burley                   25,000                    25,000               0                  0%
Thomas Anderton               100,000                   100,000               0                  0%
Alan Gainsford                 60,000                    60,000               0                  0%
Denis Ouellet                 450,000                   450,000               0                  0%
Rainbow Creek Ranch Ltd.       35,000                    35,000               0                  0%
Catherine Edwards              55,000                    55,000               0                  0%
John F. Marino                 57,500                    57,500               0                  0%
San Juan Capital Corp.         50,000                    50,000               0                  0%
Jan Guenther                   25,000                    25,000               0                  0%
Charles W. Gay                200,000                   200,000               0                  0%
Karim Suleman                  25,000                    25,000               0                  0%
Karima Meraly                  25,000                    25,000               0                  0%
Murray Smith                   25,000                    25,000               0                  0%
563663 BC Ltd.                100,000                   100,000               0                  0%
Streamline Investment
Inc. (3)                       60,000                    60,000               0                  0%
Wes Huffman                    60,000                    60,000               0                  0%
John Day                       60,000                    60,000               0                  0%
Jacquelyn Scott                10,000                    10,000               0                  0%
Romeo Zoldan                   30,000                    30,000               0                  0%
George S. Bailey               10,000                    10,000               0                  0%
Donald Castello                30,000                    30,000               0                  0%
Clayton Underwood               5,000                     5,000               0                  0%
Jim Pendree                    48,000                    48,000               0                  0%
Jack Baumstark                  5,585                     5,585               0                  0%
Florian Baumstark              14,286                    14,286               0                  0%
Joan Woodrow                   10,000                    10,000               0                  0%
Robert Forsyth                 10,000                    10,000               0                  0%
Debra Gelowitz                  9,143                     9,143               0                  0%
Jenny Grills                   10,000                    10,000               0                  0%
Ken Noble                      30,000                    30,000               0                  0%
Trevor Schofield               18,000                    18,000               0                  0%
Robert Piroz                   30,000                    30,000               0                  0%
Surf Spice Corporation         25,000                    25,000               0                  0%
SUBTOTAL:                  12,915,514                 7,071,514       5,844,000                  %
                                          13




(1)  Assuming exercise of all outstanding warrants
(2) Richard Silas is a former director and President of the Company. He resigned from both offices on September 10, 2001.
(3) Streamline Investments Inc. is a company wholly owned by Michael Dearden, Director and President of the Company.
(4)  Nahatlatch Capital Inc. is a company wholly owned by Griffin
     Jones, Director, Secretary and Treasurer of the Company.
(5)  Patrick Fitzsimmons is a director and Vice President of the Company.
(6)  Greg Protti is a director of the Company.
(7) Martin Dearden is the brother of Michael Dearden, Director and President of the Company. He is of legal age and does not reside with Michael Dearden.
(8) Dennis Dearden is the father of Michael Dearden, Director and President of the Company. He does not reside with Michael Dearden.
(9)  Brandon Douglas is a director of the Company.

COMMON SHARES RESERVED FOR ISSUANCE  UPON EXERCISE OF SHARE PURCHASE WARRANTS:






                                                                                            C>
Name of             Amount Beneficially      Amount Offered for      Amount Benefically     Percentage
Selling               Owned Prior to        Selling Shareholder's       Owned after        Ownership after
Shareholder               Offering                 Account                Offering          Offering (1)

Robert & Carolyn White             100,000                 100,000           0                    0%
Michael Holden                     150,000                 150,000           0                    0%
Glenn Burley                        25,000                  25,000           0                    0%
Thomas Anderton                    100,000                 100,000           0                    0%
Alan Gainsford                      60,000                  60,000           0                    0%
Denis Ouellet                      450,000                 450,000           0                    0%
Rainbow Creek Ranch Ltd.            35,000                  35,000           0                    0%
Catherine Edwards                   55,000                  55,000           0                    0%
John F. Marino                      57,500                  57,500           0                    0%
San Juan Capital Corp.              50,000                  50,000           0                    0%
Jan Guenther                        25,000                  25,000           0                    0%
Charles W. Gay                     200,000                 200,000           0                    0%
Karim Suleman                       25,000                  25,000           0                    0%
Karima Meraly                       25,000                  25,000           0                    0%
Murray Smith                        25,000                  25,000           0                    0%
563663 BC Ltd.                     100,000                 100,000           0                    0%
Streamline Investment
Inc. (2)                            60,000                  60,000           0                    0%
Wes Huffman                         60,000                  60,000           0                    0%
John Day                            60,000                  60,000           0                    0%
Jacquelyn Scott                     10,000                  10,000           0                    0%
Romeo Zoldan                        30,000                  30,000           0                    0%
George S. Bailey                    10,000                  10,000           0                    0%
Donald Castello                     30,000                  30,000           0                    0%
Clayton Underwood                    5,000                   5,000           0                    0%
Jim Pendree                         48,000                  48,000           0                    0%
Jack Baumstark                       5,585                   5,585           0                    0%
Florian Baumstark                   14,286                  14,286           0                    0%
Joan Woodrow                        10,000                  10,000           0                    0%
Robert Forsyth                      10,000                  10,000           0                    0%
Debra Gelowitz                       9,143                   9,143           0                    0%
Jenny Grills                        10,000                  10,000           0                    0%
Ken Noble                           30,000                  30,000           0                    0%
Trevor Schofield                    18,000                  18,000           0                    0%
Robert Piroz                        30,000                  30,000           0                    0%
Surf Spice Corporation              25,000                  25,000           0                    0%

SUBTOTAL:                        1,557,514               1,557,514           0                    0%

TOTAL OF
SUBTOTALS ABOVE                 14,473,028               8,629,028           0                     %



                                      15


(1) included with the percentage calculation is the assumed exercise of 1,557,514 common shares underlying share purchase warrants which are exercisable for a period of two years from their date of issue.
(2) Streamline Investment Inc. is a company wholly owned by Michael Dearden, the Company's President and one of its directors.

The Company believes that none of the selling shareholders are broker dealers or affiliates of broker dealers.

                          ITEM 8: PLAN OF DISTRIBUTION

Registration under this Offering.

A total of 8,629,028 shares of common stock are to be registered, as follows (maximum amounts):

     - 7,071,514 common shares for selling shareholders, as set forth above.

     - 1,557,514 common shares from selling shareholders said shares to be obtained from exercise of outstanding warrants

No commissions or other fees will be paid, directly or indirectly, by the Company, or any of its principals, to any person or firm in connection with solicitation of sales of the shares.

The selling shareholders and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered by this prospectus on any stock exchange, market or trading facility on which the shares are then traded or in private transactions at a price of $0.35 per share until our shares are quoted on the OTCBB. Thereafter, non-affiliate selling shareholders may sell at prevailing market prices or privately negotiated prices. Affiliate selling shareholders must, unless an amended registration statement disclosing a different selling price is declared effective by the SEC, continue to sell at a price of $0.35.


We will pay the expense incurred to register the shares being offered by the selling stockholders for resale but the selling shareholders will pay any underwriting discounts and brokerage commissions associated with these sales. As disclosed in Use of Proceeds, a total of $9,800 in costs are associated with completing this offering. There can be no assurance that we will have the funds necessary to complete this offering.


     (a) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     (b) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transction;

     (c) purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     (d)  privately negotiated transactions; and

     (e)  a combination of such methods of sale.
                                          16
In addition, any shares that qualify for sale under Rule 144 may be sold under Rule 144 rather than through this prospectus.

In offering the shares covered by this prospectus, the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

Selling shareholders may sell their shares in all 50 states in the US.

Each selling shareholder and any other person participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M which may restrict certain activities of, and limit the timing of purchases and sales of securities by, selling shareholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of the foregoing my affect the marketability of the securities offered hereby.

Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus. There can be no assurance that the selling shareholders will sell any or all of the shares of common stock offered by them hereunder.

                          ITEM 9: LEGAL PROCEEDINGS

Neither Alternet nor its subsidiary, AI Systems Group Inc., are party to any litigation and neither have knowledge of any threatened or pending litigation against them.

   ITEM 10: DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS,AND CONTROL PERSONS

The following discussion contains disclosure concerning our directors, officers and control persons. There are no persons which have acted as a promoter, controlling person, or significant employee of the Company other than as disclosed below.

Name                    Position                        Term of Office*1*2

Michael Dearden         President and Director          Expires May 10, 2003
Griffin Jones           Secretary, Treasurer
                        and Director                    Expires May 10, 2003
Patrick Fitzsimmons     Director, Vice President        Expires May 10, 2003
Greg Protti             Director, Vice President        Expires May 10, 2003
Karim Lakhani           Director                        Expires May 10, 2003
Brandon Douglas         Director                        Expires May 10, 2003

1. Directors, whether appointed at a meeting of shareholders or by the remaining directors, are appointed until the next annual meeting of
                                          17
    shareholders. As Alternet had its last annual meeting of shareholders on May 10, 2002 all of the directors terms expired on that date and they were reappointed by the shareholders until the next annual meeting of shareholders. The expiry dates are estimates of when the next meeting will be held.

2. The President, Secretary and Treasurer do not have a set term of office. They serve at the pleasure of the Directors and can be removed at any time by the Directors.

Michael Dearden, President and Director

Michael Dearden, age 47. Prior to joining Alternet in late 1999, Mr. Dearden was a director of Rolland Virtual Business Systems Limited (formerly Americ Resources Corp.), where he helped to facilitate the merger of Rolland
Virtual Business Systems Limited and Americ Resources Corp. and helped to facilitate a concurrent financing of $1,800,000. Rolland Virtual Business Systems Limited is a Montreal, Canada, based E-commerce software developer with approximately 35 employees.

Griffin Jones, Secretary, Treasurer and Director


Griffin Jones, age 46. Mr. Jones has worked in worked with the Company since 1999 and for the two years prior to that was employed by Rolland Virtual Business Systems Inc. (formerly Americ Resources Corp.) as a Director and performed management functions for that company.


Patrick Fitzsimmons, Director and VP Sales

Pat Fitzsimmons, age 48. Mr. Fitzsimmons joined Alternet in 2001 and brings to the company his sales and management experience. From 1996 to 2001, he was employed as Manager, Major Accounts, AT&T Canada, Vancouver B.C.,Canada.


Greg Protti, Director and VP Marketing

Greg Protti, age 44. Mr. Protti joined Alternet in 2001. He was Western Regional Sales Manager for Merisel Canada (a NASDAQ listed software distribution company founded in 1990) from 1996 to 2001. He was responsible for running a $200 million sales revenue territory for Merisel in Western Canada.


Karim Lakhani, Director

Karim Lakhani, age 42.  He holds a Bachelor of Applied Science in
Electrical Engineering from The University of British Columbia. He was President of Orion Technologies Inc. from 1996 to 1997 Mr. Lakhani is a co-founder of AII (Advanced Interactive Inc.) and is its President. He has been an officer of AII or its subsidiary from 1998 to the present.

Brandon Douglas, Director

Brandon Douglas, age 48. Mr. Douglas has been an associate lawyer with the Law Offices of Vernis & Bowling of Fort Lauderdale, P.A. from
1997 to the present.    Prior to that, Mr. Douglas was a sole
practitioner having operated the Law Office of Brandon J. Douglas from 1992 to 1997.
                                          18

Each officer and director generally serves until the next annual meeting of shareholders or until such time as he or she resigns.

All of the officers and directors devote themselves full-time to the Company except for Karim Lakhani and Brandon Douglas whose duties and time are limited to those typically expected of outside directors and non-officer directors on a company's board of directors.

The Company does not have standing nominating or compensation committees of the board of directors, or committees performing similar functions.

ITEM 11: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of the Company's common stock as of the date of this registration statement (16,144,085 shares issued and outstanding) by (i) all shareholders known to the Company to be beneficial owners of more than 5% of the outstanding common stock; and (ii) all directors and executive officers of the Company, and as a group (each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them):






Name and Address                        Position                     Amount of Stock    Percentage of
                                                                       Beneficially         Class
                                                                           Owned
Streamline Investments, Inc. (2)      Director, President              2,611,000            16.27%
711 South Carson St.
Carson City, Nevada89701

Nahatlatch Capital Corp. (3)          Director, Secretary, Treasurer   2,550,000            15.89%
711 South Carson St.
Carson City, Nevada89701

Patrick Fitzsimmons                   Director, VP Sales               1,001,000             6.24%
1406-151 E. Keith Rd.
N. Vancouver, BCV7L 4M3

Greg Protti                           Director, VP Business              501,000             3.12%
6405 Holly Park Dr.                   Development
Ladner, BC V4K 4W6

Karim Lakhani                         Director                                *1             0.00%
Advanced Interactive Inc.                                              3,228,571            20.11%
718 - 1350 East Flamingo Road
Las Vegas, NV 89119

Directors, Officers and                                                9,891,571             1.63%
5% shareholders in total (6
Persons)




                                          19


1. Karim Lakhani does not personally own any common stock. However, as well as being a director of Alternet, he is a Director and President of Advanced Interactive Inc. and is a director of its Canadian subsidiary, Advanced Interactive Canada Inc. These two companies hold a total of 20.11% of the issued and outstanding stock of the Company.

2. Streamline Investments, Inc. is a company wholly owned by the Company's President and Director, Michael Dearden. Streamline Investments, Inc. also owns 60,000 of our outstanding share purchase warrants. The warrants are exercisable at $0.50 per warrant for a period until February 28, 2004.

3. Nahatlatch Capital Corp. is a company wholly owned by the Company's Treasurer, Secretary and Director, Griffin Jones.


4. Advanced Interactive Inc. ("AII") has a common director with the Company, Karim Lakhani (the President and a Director of AII).
    Catherine Edwards, who is listed as a selling shareholder, also is a director.



5. AII. The day to day business and affair of AII are controlled by its President, Karim Lakhani and overseen by its board of directors. It is likely that voting and disposition of AII's shares of Alternet Systems, Inc. would also be overseen by Mr. Lakhani and the board of directors of AII. Mr. Lakhani holds 24.95% of the issued and outstanding shares of AII and no other shareholder owns more than 10%.


                      ITEM 12: DESCRIPTION OF SECURITIES

General Description.

The securities being offered are shares of common stock. The authorized capital of the Company consists of 100,000,000 shares of common stock, $0.00001 par value per share. As of January 6, 2003, 16,144,085 shares of common stock were issued and outstanding. Each outstanding share of the common stock entitles the holder to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at
                                          20
meetings of the shareholders.

The holders of the common stock (i) have equal rights to dividends, when, and if, declared by our the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution to the holders of the common stock upon liquidation, dissolution or winding up of our affairs; and (iii) do not have preemptive subscription or conversion rights.

There are no restrictions, in the Articles or By-Laws of the Company, on the rights of holders of common stock to transfer or sell their shares of common stock.

Non-Cumulative Voting.

The holders of shares of common stock of the Company do not have cumulative voting rights. As a result, the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of the Company's directors.

Dividends.

The Company does not currently intend to pay cash dividends and has not in the past paid dividends.

The Company's Articles and By-Laws empower the directors to make distributions of dividends to the Company's shareholders when the Company's board of directors deems such distributions appropriate.

Because the Company does not intend to make cash distributions (its business plan is to use available funds, for the near future, for expansion of its operations, particularly its marketing and distribution teams), potential shareholders would need to sell their shares to realize a short-term return on their investment. There can be no assurances of the projected values of the shares, nor can there be any guarantees of the success of the Company. There is presently no public market for shares of the Company nor are its securities listed on any exchange.

A distribution of dividends will be made only when, in the judgment of the Company's board of directors, it is in the best interest of the Company's shareholders to do so.

Possible Anti-Takeover Effects of Authorized but Unissued Stock.

The Company's authorized but unissued capital stock, as of January 6, 2003, consists of 83,855,915 shares of common stock. One effect of the existence of authorized but unissued capital stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of the Company's management. If, in the due exercise of its fiduciary obligations, for example, the board of directors were to determine that a takeover proposal was not in the Company's best interests, such shares could be issued by the board of directors without shareholder approval
                                          21
in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent shareholder or shareholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Outstanding Warrants.

There are 1,557,514 outstanding share purchase warrants of the Company.
Each of these share purchase warrants entitles the owner, upon payment of the $0.50 exercise price, to one share of common stock of the Company. The outstanding share purchase warrants are each exercisable for one share of common stock for a period of two years from their date of issuance. (See "Recent Sales of Unregistered Securities" for expiry dates of Share Purchase Warrants).

Transfer Agent.

The Company has engaged the services of Transfer Online, Inc., an Oregon company, as its transfer agent and registrar. The address for Transfer Online, Inc. is Suite 300 - 227 SW Pine Street, Portland, Oregon 97204
Tel: (503) 227-2950 / Fax: (503) 227-6874.

              ITEM 13: INTEREST OF NAMED EXPERTS AND COUNSEL

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company.

                ITEM 14: DISCLOSURE OF COMMISSION POSITION ON
                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Articles and Bylaws of the Company do not provide for indemnification of the directors and officers of the Company for acts taken in their capacity as directors or officers.

The Articles and Bylaws of the Company do not prohibit arrangement by the Company of indemnification insurance or an agreement by the Company to indemnify directors and officers against loss or damage from such acts.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to any future amendments to the Company's Articles or Bylaws, the Company has been advised that in the opinion of the US Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforcable.

                  ITEM 15: ORGANIZATION WITHIN LAST FIVE YEARS

The following are the promoters (including present and past directors, officers and affiliates) of the Company listed with any material
                                          22
transactions the Company has had with them:

Stephen Stanley: Mr. Stanley was a director of the Company from inception to April 25, 2001. Mr. Stanley purchased 1,000 shares of the common stock of the Company on June 26, 2000 for total consideration of $1.00. Mr. Stanley lent a total of $945 to the Company which amount is still outstanding as a shareholder's loan.
This loan was assigned to Mr. Richard Silas, at the time the sole director of the Company, on April 25, 2001. On April 25, 2001 he sold his 1,000 shares for $1.00.

Drew Martell: Mr. Martell was a director of the Company from inception to April 25, 2001. Mr. Martell purchased 1,000 shares of the common stock of the Company (through a company of which he owned 100% of the issued and outstanding shares, Ramm Capital Corp.) on June 26, 2000 for total consideration of $1.00. Mr. Martell lent a total of $945 to the Company which amount is still outstanding as a shareholder's loan. This loan was assigned to Mr. Richard Silas, at the time the sole director of the Company, on April 25, 2001.
On April 25, 2001 he sold his 1,000 shares for $1.00.

Terry Wells: Mr. Wells was a director of the Company from inception to April 25, 2001. Mr. Wells purchased 1,000 shares of the common stock of the Company on June 26, 2000 for total consideration of $1.00. Mr. Wells lent a total of $945 to the Company which amount is still outstanding as a shareholders' loan. This loan was assigned to Mr. Richard Silas, at the time the sole director of the Company, on April 25, 2001. On April 25, 2001 he sold his 1,000 shares for $1.00.

Richard Silas:  Richard Silas was a director and officer of the
Company from April 25, 2001 to September 10, 2001.  Mr. Silas purchased 1,000 common shares from Drew Martell on April 25, 2001 and
500 common shares from Terry Wells on April 25, 2001 for $1.00 and
$0.50 respectively.  On May 18, 2001 he purchased 115,000 common shares from the Company for $1.15.  On May 31, 2001 he purchased
50,000 common shares from the Company for $0.50.   On June 1, 2001 he sold
his 50,000 common shares of the Company to Griffin Jones for $7,500, a gain of $7,499.50



Patrick Fitzsimmons: Mr. Fitzsimmons is a director of the Company and has been since September 10, 2001. Mr. Fitzsimmmons was issued
1,001,000 common shares of the Company on July 2, 2001. Mr.
Fitzsimmons receives a salary from the Company which totalled $32,607 in the year ended December 31, 2001 and which totalled $26,767 in the first nine months of financial year ending December 31, 2002 (January 1 - September 30, 2002). Mr. Fitzsimmons owed $2,498 to the Company as of June 30, 2002, an amount which he repaid on August 26, 2002 to comply with the new Sarbanes-Oxley Act of 2002 prohibitions on loans to directors and officers.



Michael Dearden: Mr. Dearden is a director and officer of the Company and has been since September 10, 2001. Mr. Dearden owns a company called Streamline Investments, Inc. which has received a total of $16,696 in consulting fees from the Company to date in financial year
                                          23
ending December 31, 2002. Mr. Dearden has purchased a total of 2,001,000 shares of common stock from the Company as part of the
closing of the Share Purchase Agreement.   He also purchased, on May
17, 2001, 500,000 shares of the Company for total consideration of $0.50. To date, Mr. Dearden has loaned to the Company a total of $2,865 which amount is still outstanding. On February 28, 2002, Mr. Dearden purchased (through his company, Streamline Investments, Inc.) a total of 60,000 units (each unit comprised of one share and one share purchase warrant exercisable until February 28, 2004 for an exercise price of $0.50) for total consideration of $12,000. On June 1, 2001, he purchased a total of 50,000 shares of common stock from a shareholder of the Company, Christopher D. Farber, for total consideration of $7,500.



Griffin Jones: Mr. Jones is a director and officer of the Company and has been since September 10, 2001. Mr. Jones owns a company called Nahatlatch Capital Inc. which received a total of $28,623 in consulting fees from the Company in the first nine months of the financial year ending December 31, 2002. Mr. Jones purchased 2,000,000 shares of common stock of the Company as part of the closing of the Share Purchase Agreement on July 2, 2001. He also purchased, on May 17, 2001, 500,000 shares of the Company for total consideration of $0.50. To date, Mr. Jones has loaned to the Company a total of $6,128 which amount is still outstanding. On June 1, 2001, he purchased a total of 50,000 shares of common stock from a director of the Company (at the time), Richard Silas, for total consideration of $7,500.


Karim Lakhani: Mr. Lakhani is a director of the Company and has been since September 10, 2001. Mr. Lakhani is also a director of Advanced Interactive Inc., which holds 3,000,000 shares of common stock of the Company.

Brandon Douglas: Mr. Douglas is a director of the Company and has been since November 16, 2001. On July 2, 2001 Mr. Douglas purchased
330,000 shares of common stock of the Company as part of the closing of the Share Purchase Agreement.


Greg Protti: Mr. Protti is a director of the Company and has been since September 10, 2001. On July 2, 2001 Mr. Protti purchased a total of 501,000 shares of common stock of the Company as part of the closing of the Share Purchase Agreement. Mr. Protti has received
$13,392 to date in the financial year ending December 31, 2002 as salary.

                       ITEM 16: DESCRIPTION OF BUSINESS

Company History.

We were incorporated in the State of Nevada on June 26, 2000, under the name of "North Pacific Capital Corp.". We sought approval, at our meeting of shareholders to held on December 20, 2001, shareholder approval to change our name to "SchoolWeb Systems Inc." This name change was effected on April 11, 2002 when filed with the Secretary of
                                          24
State in Nevada. On May 10, 2002 the Company sought and received shareholder approval to a name change to "Alternet Systems, Inc." and this name change was effected on May 14, 2002.


Our wholly owned subsidiary, AI Systems Group Inc., was incorporated in the State of Nevada on October 13, 2000 under the name of Alternet Systems, Inc. and subsequently changed its name, on March 6, 2001, to "SchoolWeb Systems Inc.". On July 3, 2001 SchoolWeb's name was changed to "SchoolWeb
Holdings Inc." and on July 1, 2002 changed its name for the final time to its present name, AI Systems Group Inc.



North Pacific Capital Corp. was a blank check company until it merged with AI Systems Group Inc. Its management (comprised of Drew Martell, Stephen Stanley and Terry Wells) did not, and have not, received any compensation, including any compensation in the form of finder's fees, commissions or incentive stock options, from the company.


On January 1, 2001, AI Systems Group entered into a software license agreement to license all of the broadcast caching server technology developed by Advanced Interactive Inc., including the SchoolWeb hardware and software system. The "SchoolWeb" name in only one name under which this technology is marketed by us. We also market the technology under the names "HealthWeb" and "1nterlink".

The SchoolWeb hardware system and software were developed as a result of Advanced Interactive Inc.'s subsidiary, Advanced Interactive Canada Inc., being awarded a $650,000 contract in 1999 to provide a low cost, distance-learning Internet access system for an initial pilot of 20
British Columbia, Canada schools.   The contract was awarded to
Advanced Interactive Canada Inc. by the Government of British
Columbia.

Our registered office in the State of Nevada is 711 South Carson Street Suite 4, Carson City, Nevada 89701. Its principal executive offices are located in Canada at Suite 280 - 815 West Hastings Street, Vancouver British Columbia, Canada V6C 1B4.

We became a reporting issuer under the Securities Exchange Act of 1934 on November 6, 2000.

General.

The consideration exchanged pursuant to the Share Exchange Agreement was negotiated between the shareholders of AI Systems Group Inc. and the management of Alternet.

In evaluating AI Systems Group Inc. as a possible acquisition candidate, management used criteria such as management's estimates of the value of the assets of AI Systems Group Inc. (particularly the
                                          25
License Agreement), the anticipated future operations of AI Systems Group Inc., material contracts, quality of management and current operations.

The primary asset of Alternet (through its subsidiary, AI Systems Group Inc.) is the License Agreement between AI Systems Group Inc., Advanced Interactive Inc. and Advanced Interactive Canada Inc. (collectviely, "AII") dated January 1, 2001. AII had developed proprietary hardware systems and software known primarily as the "SchoolWeb System" for caching Internet and multimedia files on special servers at schools, homes, businesses or other locations

AI Systems Group wished to acquire the rights to distribute, market, sell and license the SchoolWeb System in the United States and Canada.

The License Agreement grants AI Systems Group, for a term of five (5) years renewable for an additional five (5) years, the exclusive right to distribute, market, sell and sub-license broadcast caching server software developed by AII (the SchoolWeb System) in the US and Canada for educational related purposes and grants AI Systems Group Inc., for a period of five (5) years renewable for an additional five (5) years, the non-exclusive worldwide right to distribute, market, sell and license the same products. Under the terms of the License Agreement, AI Systems Group Inc. must pay to Advanced Interactive Inc. the sum of $10,000 per month in year one, $20,000 per month in year two and increased payments in subsequent years. Advanced Interactive Inc. also receives a royalty of 40% on revenue realized from AI Systems Group's use of the Licensed Technology.

Advanced Interactive Inc. was issued a total of 3,000,000 shares of common stock of AI Systems Group Inc. under the terms of the License Agreement, the Share Exchange Agreement, and their amendments.

In March of 2002, AII and Hewlett Packard (Canada), in negotiations for which Alternet was present and involved, entered into an agreement whereby AII agreed that all sales of its caching server software would be "bundled" (would include) Hewlett Packard hardware. In exchange for this promise, Hewlett Packard (Canada) agreed to make efforts to distribute the SchoolWeb System. No minimum sales were imposed under the terms of this agreement and the agreement can be terminated with notice. Because AII had licensed the caching server software to AI Systems Group Inc. (as the SchoolWeb System), Alternet's consent to this agreement was required. Alternet consented believing that, even though there were no guaranteed sales volumes, Hewlett Packard (Canada)'s established distribution system could potentially generate significant sales volumes. We simply don't have the established relationships or distribution capabilities of a company like Hewlett Packard (Canada).

On August 10, 2002, we agreed with AII to amend the terms of the License Agreement to provide that, in any given month, we could accrue up to one-half of the amount due to AII under the License Agreement.
This is expected to significantly decrease our monthly cash flow needs.
For example, instead of having to pay $28,000 per month to AII we can pay $14,000 and accrue the remainder for the term of the License Agreement. When we signed the August 10, 2002 amendment, we owed AII $80,000. We agreed with AII to settle this debt by issuing to AII 228,571 shares of our common stock.

                                       26
Share Purchase Agreement with AI Systems Group Inc.

This is the agreement by which we acquired our subsidiary, AI Systems Group Inc., and began to pursue its business as our own. Under an Agreement (the "Share Exchange Agreement") dated as of July 2, 2001, as amended September 10, 2001 between the shareholders of AI Systems Group Inc. and Alternet Systems Inc. (at that time named North Pacific Capital Corp.), all of the 12,343,000 outstanding shares of common stock of AI Systems Group Inc. were exchanged for 12,343,000 shares of common stock of the Company, in a transaction in which the Company was the surviving corporation. The 12,343,000 shares of common stock (of which 3,000,000 are held by AII) represented approximately 86% of the issued and outstanding shares of common stock as of September 30, 2001, the end of the quarter in which they were issued.

The Share Exchange Agreement was adopted by the unanimous consent of the Board of Directors of AI Systems Group on July 2, 2001 and approved by the unanimous consent (evidenced by their signatures on the Share Exchange Agreement) of the shareholders of AI Systems Group.

The Share Exchange Agreement was adopted by the unanimous consent of the Board of Directors of Alternet on July 2, 2001.

The closing of the Share Exchange Agreement occurred on September 10, 2001 with the completion of stock issuances to Advanced Interactive Inc. under the terms of the Settlement Agreement.

As a result of this closing, AII had a total of 3,000,000 (held
1,500,000 by Advanced  Interactive Inc. and 1,500,000 by Advanced
Interactive Canada Inc.) shares of common stock of the Company.

As a result of this closing, Mr. Michael Dearden and Mr. Griffin
Jones, who were concurrently appointed as Directors, acquired 17.85% and 17.84% of the issued and outstanding shares of common stock of the Company respectively.

The SchoolWeb System:

Each basic SchoolWeb "system" or software / hardware package is comprised of the SchoolWeb Librarian software, Linux Operating System, a network server, redundant file system, software configuration, uninterruptible power supply, satellite or cable port, SchoolWeb user license, 24 hour technical support (provided by AII through the License Agreement), On-site installation and training (provided by resellers and distributors), system maintenance and 5X9 on-site warranty.

This is how it works:

1  A student makes a request for an Internet website.

2  The SchoolWeb server at the school first searches its memory to determine if the site was recently requested and cached (stored) in the computer memory.
                                          27
3 If the website is present in the computer memory, the information is delivered at LAN speed (usually 100 megabits per second) to the student.

4 If the file is not available in the server cache, the SchoolWeb server goes to the Internet (via the school's telephone line link to the SchoolWeb Network Center).

5 The SchoolWeb Network Center accesses the Internet and downloads the entire website via satellite to the local SchoolWeb server.

6 All subsequent requests for this site are now available at high speed (100Mb/sec) from the local SchoolWeb server.

Value added services offered by the SchoolWeb system include:

-  fast downloading of large Internet sites for each student

- pre-programmed downloading of teacher-requested Internet sites e-mail and web site hosting for each student

-  streaming audiovisual for 50+ computer stations

- Internet computer games (recreational users do not affect Internet access speed)

-  Content control and the ability to screen viewed sites

Each school's SchoolWeb system includes a network server with large storage capability, redundant file systems, uninterruptible power supply and a 36" satellite dish. SchoolWeb utilizes a Linux operating system that includes e-mail, streaming multimedia (video, audio, animation, text) and caching of entire websites. The SchoolWeb system does not produce content. The SchoolWeb system sends digital data via satellite, fixed dedicated telephone data line or cable TV connection. The choice of connection is determined by client situation or available service in an area.

SchoolWeb can be managed and monitored by teachers at each school using SchoolWeb Management Software. This client interface provides flexibility for teachers who, for teaching purposes, wish to pre-request websites the previous day, or minutes before the class commences. The SchoolWeb network's software and hardware performance is monitored remotely 24 hours/day by SchoolWeb support personnel (or rather by AII support personnel under the terms of the License Agreement).

Although SchoolWeb was originally developed for rural schools that do not have high speed Internet access, urban schools can also benefit from the SchoolWeb system.

The SchoolWeb system design is the type of infrastructure that is required to solve the problem of congestion.

The SchoolWeb system was originally developed with funding from the British Columbia Ministry of Education together with the Canadian federal government to undertake research, development and pilot testing of the SchoolWeb system. In British Columbia, Canada where the first SchoolWeb systems were installed 19 SchoolWeb systems were installed on a 12 to 18 month test basis. This was, from start to finish, approximately a two year test program which ended in March 2002.

                                          29

Because SchoolWeb is a new technology, acceptance of the SchoolWeb System (the Company believes) must be preceded by a test period of placing the SchoolWeb server in the school for as long as a year to build comfort with the system and generate (after the test period has been completed) orders and revenue.

We completed testing of the SchoolWeb System in May and June of this year and in September of this year realized revenues of approximately $38,000 from sales.

The Company, when it sells the SchoolWeb system to First Nations (native or aboriginal) schools or communities, markets the SchoolWeb Systems as "1Nterlink" and "First Nations 1Nterlink". We have considered marketing the SchoolWeb system as "HealthWeb" to hospitals and health institutions but have not yet commenced such marketing or studied the possible market.

How the SchoolWeb System is to be sold:

The business model for sale of the SchoolWeb System is essentially as follows.

AII, the original developer of the SchoolWeb software, has licensed the software to us. We pay them a monthly royalty for this software and for technical support (eg. A help desk and product research and development).

We take the software and develop a marketable product (create marketing and sales materials and brochures, give the software the name "SchoolWeb" or First Nations 1Nterlink). We then make contact with potential resellers and distributors (eg. Hewlett Packard or others) to secure sales through their distribution channels. We also make contact with end user customers ourselves sometimes to secure sales.

Resellers and distributors are the people who, for the most part, contact customers and, with our user manuals and sales materials, make the sale.

Once a sale is made, local installers actually install the software and the hardware which the end user customer has purchased. Depending on the individual customer's needs, the hardware can be leased (eg. from Hewlett Packard (Canada)) or purchased outright. The software is sold immediately with our Company agreeing to provide user support (through AII) to the reseller's customers.

The business model for our Company is very typical for companies acting as channel distribution companies. In Alternet's case, the approach is two tiered: you have a host company (through the subsidiary, AI Systems Group Inc.) and a set of resellers and agents. The idea is that AI Systems Group Inc. recruits and trains the resellers and agents and they become the direct contact with the end customers for the product. AI Systems Group Inc. also develops the user manuals and marketing materials that these resellers and agents use. In our case, there is an additional step: AII (which originally

                                          30

developed the SchoolWeb product) performs product development and support functions for us as well.

Product Pricing

The SchoolWeb System includes an Hewlett Packard Server, SchoolWeb Librarian software, a SchoolWeb license, Linux Operating System, software configuration, telephone technical support, automatic backup, 24 hour remote system monitoring and uninterruptible power supply.

For an elementary school, the package cost is $395 per month for 36 months. For a middle school, the package cost is $495 per month for 36 months. For a secondary school, the package costs is $595 per month for 36 months.

Prices will vary with the number of students to be served at each school, difficulty of installation, remoteness from other communities or installations and other factors (number of sites, particular requests from the customer).

In the event that a customer wishes to make an "up front" or immediate full payment for the SchoolWeb System such payment is available. For an elementary school, the total payment would be $12,850. For a middle school, the total payment would be $15,450. For a secondary school, the total payment would be $18,200.

The system hardware, the Hewlett Packard server, is leased from Hewlett Packard and becomes the property of the school after the completion of the 36 months of lease payments or immediately if payment is made "up front"..

Status of Product Development and Business Development:

We do not anticipate incurring any significant expenditures on research and development for the next 12 months. AII is responsible for the updating and revision of the SchoolWeb software under the terms of the License Agreement.

We do not perform product development or research ourselves. This function is performed by AII which, under the terms of the License Agreement, is responsible for developing the SchoolWeb software and improving it to meet customers' needs. Our product development (research and development) expenditures are the amounts which we pay to AII under the terms of the License Agreement. For fiscal year 2002 (ending December 31, 2002) total product development expenditures was $240,000 ($20,000 per month under the terms of the License
Agreement). For fiscal year 2003 (ending December 31, 2003) this increases to $336,000 ($28,000 per month). We have the right to accrue (under an agreement with AII dated August 10, 2002), for the term of the License Agreement, up to half of the amount due each month under its terms.

We do not anticipate any acquisitions or business combinations with other business entities in the near future. Our time and efforts are consumed by developing the SchoolWeb business, as are our limited financial resources.

                                          31
Markets

The market for the SchoolWeb system and software can best be characterized as the market for "Internet access and e-learning in educational organizations".

Estimating the size of this market is difficult.

The SchoolWeb system is suitable for colleges, universities and libraries. Combined with approximately 96,000 K-12 schools (elementary and high schools) and an additional 44,000 private schools, colleges, universities and other educational institutions in North America, the total annual market targeted by SchoolWeb is very large.

The market for Internet access and e-learning in educational organizations is one of the fastest growing segments of the high-tech
industry in North America.   Merrill Lynch estimates that the K-12 e-
learning market is currently $1.3 billion and is likely to increase to $6.9 billion in 2003.

In addition, the US Federal Communications Commission recently allocated $2.25 billion to fund additional high-speed Internet access to US schools and libraries.

In Canada, similar funding initiatives are being implemented by Industry Canada, a federal government agency, to facilitate Internet access for all Canadian K-12 students (in fact, the first development funding that SchoolWeb received, through AII, came from Industry Canada).

The figures for schools and numbers of schools above include those for First Nations (native or aboriginal) communities.

Market Trends and Analysis:

Management of the Company believes that there has been significant growth in the sales of caching servers and software in North America although figures for the sales of caching servers specifically are not available from independent sources such as the US Census Bureau.

This growth, management believes, is fuelled by the necessity of having a caching server if the internet is to be a teaching tool in classrooms. Having a large number of students accessing the internet over traditional lines (eg. Telephone or fibre) at the same time slows the traditional lines and access to the point where classroom teaching cannot be based on active use of the internet. Caching websites (using SchoolWeb software and a caching server) speeds student's access and makes use of the internet in classrooms more feasible. Management of the Company believes that the trend in the market is for educational institutions (customers) to seek software and hardware that permits such use of the internet. Management also believes that First Nations communities are becoming more and more technologically sophisticated and represent a segment of the market we wish to concentrate on.

Marketing Strategy:

Our marketing strategy is characterized by the following:
                                          32

- Push sales strategy. The relative newness of the SchoolWeb hardware system and software requires us to actively push it out into the field through direct sales efforts (of distributors, authorized dealers and resellers) rather than pull clients through print advertising campaigns.

- Solution selling. The product is sold as a total solution complete with implementation and on-going management services at the client site. This differentiates us from "shrink-wrapped" software or communications suppliers that offer no services or provide a limited set of services after installation has occurred.

- Strong branding within target segments. We intend to build the School WebT brand name within targetted markets. We hope to accomplish this in part through selective advertising in trade journals and attendance at relevant trade shows if and when revenues permit such expenditures (it is unlikely that there will be significant resources devoted to this in the year ending December 31, 2002).

- Channel ready product. The SchoolWeb system is designed to be channel-ready and easily installable by personnel working for our distributors and authorized dealers. Installation of the SchoolWeb hardware system and software does not require extensive training or experience.

- Direct Distribution Channel (Direct Sales). Our direct sales channel will consist of 4 regional sales managers for each geographic region, overseen by the vice president of sales, Patrick Fitzsimmons. All corporate sales management personnel will be involved in managing direct sales and in dealing with Federal, State and Provincial Education Departments, school boards and First Nations communities.

Although this direct distribution from AI Systems Group to schools is planned, it is clear that SchoolWeb's marketing strategy relies to a great degree upon AI Systems Group Inc.'s ability to secure agreements with channel partners (authorized dealers) and distributors (value added resellers).


To this end we have entered into Reseller Agreements with Microserve Computer Solutions Inc. (with offices in the United States and Canada) and Vancouver Office Technologies, Inc. (a franchisee of Microage Canada, Inc.), the terms of which are expected to be typical of reseller agreements (also called agent agreements). Under the terms of the reseller agreements with Microserve Computer Solutions Inc. and Vancouver Office Technologies, Inc. (a franchisee of Microage Canada, Inc.), no exclusivity is granted (either on a product line or geographically). The reseller receives a commission of $400 per SchoolWeb sale for elementary schools and $600 per unit for secondary schools. The term of the reseller agreements is one year.


None of the distributors are expected to be given geographical or product exclusivity and a copy of the specimen form of Reseller Agreement is attached hereto as an exhibit.

The agreement with Hewlett Packard (Canada) and AII where Hewlett
Packard (Canada) agrees to make efforts to distribute the SchoolWeb System will also, hopefully, generate product sales through Hewlett Packard (Canada)'s distribution channels.

To date, our marketing efforts have been limited primarily to parts of Western Canada. Installation in approximately 52 schools and other facilities has been planned for fall of 2002 and January of 2003. To January 6, 2003, a total of 30 of these installations have been completed.


Competitors

We compete with the distribution branches of IBM, Compaq, Dell and Hewlett Packard in that these companies market their servers directly to educational institutions. These companies may, in the future, attempt to bundle high margin software with low margin hardware sales and, if they did, would become our competitors.

Our leading competitors in the area of caching server software are Novell and Bascom.com (a company which produces caching server software not directly targeted at educational institutions). Novell does not specifically target educational institutions and Bascom.com does not have the same number of value added services that SchoolWeb's systems have, in management's view.

The SchoolWeb system also arguably competes with providers of traditional cable and telecomm (data dedicated telephone lines or T1 lines) means of accessing the internet. The competitive advantages that SchoolWeb has over these providers is detailed in Competitive Factors below.

Competitive Factors in the Market:

The primary competitive factors in the market for internet access at educational institutions are reliability, speed and cost efficiency.

The SchoolWeb system provides an increase in user speed and capacity over telecommunication (data dedicated telephone) lines of similar cost. This increase in user speed and capacity is due primarily to the SchoolWeb system's caching of internet files and websites.

Although originally developed by AII as a software and hardware system geared towards rural locations, the SchoolWeb system has been installed with success in urban locations in British Columbia as well.

In rural areas, which represent 23% of all schools in North America (22,000 schools), schools often have no access to high-speed infrastructure. These schools are restricted to access the Internet through slow-speed (56K-128K) telephone lines, which are most suitable for a small number of users at a time. For many rural schools, SchoolWeb may be the only alternative for high-speed Internet access. A rural or isolated First Nations community is in a similar position to these rural schools.

A typical School Board will be utilizing a Private Line solution at 56k or 128k for primary schools, and usually T-1 (DS-1), or Ethernet ports for their secondary schools. Schools are usually connected to

State or Provincial communication systems by full or partial T-1 circuits to a central government office, which provides services such as firewall filtering, virus protection, curriculum and systems management. Because so many students and schools become connected, not only are the typical school's overall telephone line operating costs substantial (especially for rural long distance lines), these circuits are usually near or at saturation most times, due to increased demand from an ever increasing number of online computers.

ADSL and high speed Cable, although excellent for the residential/SOHO (small office/home office) market, is not widely used by schools due to security issues and limited performance for commercial applications. Cable is a shared network with security and congestion problems, and ADSL bandwidth performance is greatly affected by the distance from the telephone company Central Office (C.O.). These internet access solutions are rarely used by educational institutions (except in circumstances where a small or less developed school may only have one or a few computers with internet access).

Because many school Internet requests are repetitive, the SchoolWeb system caches and serves these requests at LAN speed of 100 megabits/second (Mb/S). Based on SchoolWeb data in schools in British Columbia where the SchoolWeb system has been installed, it has been shown that the repeat request ratio is between 40% and 70%.
Therefore, over half of the student requests are serviced at 100 Mb/sec from the local SchoolWeb cache. This equates to a performance increase of between 5 and 100 times when compared to operating without SchoolWeb.

Proprietary Protection

(a)  General.

The Company does not itself own the intellectual property rights to the SchoolWeb System. These rights are held by AII and licensed under the terms of the Company's Software License Agreement with AII.
The SchoolWeb System's software is written by AII using Linux code available on the internet as "shareware" (that is, it is in the public domain and is unlikely to be patentable). Furthermore, we think it is unlikely that the process by which the software is written can itself be patented. Other associated processes, such as installation, are too generic to be patented.

As a result, although we state that we or AII wish to seek protection of our software when possible, it is unlikely that the SchoolWeb System or the process of writing its software and installing it can be patented and protected.

(b)  Patents, Copyrights and Trade Secrets.

AII itself is unlikely to seek patent protection of the SchoolWeb
System because, as described in the previous section, the software and the processes of installing it with customers are unlikely to be patentable.

We do not have patents or patents pending.

We rely upon trade secrets, know-how and continuing technological innovations to develop our competitive position as well as (hopefully) confidential customer lists and contacts in the future.

(c)  Trademark Applications.

We have applied for trademark rights in the United States and Canada for the tradename "SchoolWeb". The initial application was filed in Canada on March 30, 2001 and it is expected that a response should be received within 18 months.

The trademark is expected to be registered on the supplemental register in the United States as the United States trademark was applied for based on the Canadian trademark application. Once a company has used a supplemental register mark in the United States for five years, the company's mark is placed on the full register. In the meantime, its rights in the United States are protected to the limited extent that another company cannot commence using the name.

We anticipate filing for trademark protection in a similar manner for the "First Nations 1Nterlink" and "1Nterlink" trademarks when funds permit us to do so.

Organizational Structure and Facilities

At this time, none of our employees are subject to collective bargaining agreements.


Alternet currently has only four employees: Patrick Fitzsimmons, who performs sales and marketing functions as VP Sales; Greg Protti, who performs various business development functions as VP Marketing.
Both devote all of their working time to the Company; Michael Dearden, who is the President; and Griffin Jones, who is the Secretary and Treasurer.


The directors of Alternet, excluding Karim Lakhani and Brandon Douglas, offer their services full-time to Alternet (although not remunerated as employees). Karim Lakhani is only part-time as is Brandon Douglas. Griffin Jones and Michael Dearden have received consulting service payments from the Company as described in Executive Compensation.

Our business model is not labour intensive. Our software development and updating is provided by Advanced Interactive Inc. and Advanced Interactive Canada Inc. under the terms of the License Agreement. The actual sales and installations are performed by various resellers. However, there will be a need in the future to either hire additional sales people or develop additional distribution relationships.

In addition, when needed, Alternet and AI Systems Group employ independent consultants and intends to appoint an advisory board (possibly for equity compensation) to help manage its affairs. At present, the Company has two consultants employed on a project basis writing the user manuals for its software and working to create a distribution system for its products.

We anticipate 4 full time hirings by June 30, 2003 in the areas of sales and marketing. We do not anticipate any additional hirings of administrative personnel.

              ITEM 17: MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with the financial statements of the Company and notes thereto contained elsewhere in this prospectus.

(a)  Fiscal Year Ended December 31, 2001

The fiscal year ended December 31, 2001 was the first full year of operations for the Company and also represented the year in which it purchased AI Systems Group Inc.

For this fiscal year, the Company (on a consolidated basis with its subsidiary AI Systems Group Inc.) had a net loss for the period of $(263,249) and no revenue. Of this loss, the largest expense or expenditure was payments for the Company's license agreement with Advanced Interactive Inc. which represented $120,000. Office and general expenses were $50,530, marketing expenses were $39,429 and professional fees were $29,390. The basic net loss per share was $(0.02).

The Company had current assets of $5,669 cash and $3,758 in prepaid expenses.

Given the Company's monthly payment for its license agreement with Advanced Interactive Inc. (which is $20,000 per month at a minimum) the Company did not have enough working capital to meet its obligations for even one month.

As of the date of this registration statement, the Company has raised additional working capital through sales of unregistered securities under Regulations S and D. The proceeds of these sales have, to date, been sufficient to meet the Company's ongoing requirements.

Our limited operating history makes the prediction of future results difficult or impossible. Furthermore, our limited operating history leads us to believe that period-to-period comparisons of our operating results may not be meaningful and that the results for any particular period should not be relied upon as an indication of future performance.


To date, we have essentially developed and tested the SchoolWeb system. We are only anticipating that we will begin to realize significant revenue in the remaining quarter of this fiscal year.


(b)  Fiscal Year Ended December 31, 2000:

This was the first year that SchoolWeb's subsidiary, AI Systems Group Inc., commenced operations.

As a result, there was little operating or financial activity other than that relating to negotiating the License Agreement, installing servers and the SchoolWeb system in the 19 schools in British Columbia where they are installed, working with AII to detect any failings in the SchoolWeb software and monitoring the performance of the SchoolWeb system in the schools in which it was installed.

(c)  Nine months ending September 30,:

For the nine months ending September 30, 2002, we had a net loss of $373,649. Our basic net loss per shares doubled to $0.02 from the same period last year. On September 30, 2002, we had $19,254 in cash available to us, not even enough to operate for one month. We also had approximately $86,771 in accounts payable of which $21,517 was owed to AII, leaving us with less of a working capital deficit.



For the quarter ending September 30, 2002, the Company had a net loss of $145,836 or ($(0.01) per share. The net loss for the corresponding period of July 1, 2001, to September 30, 2001 was $55,591 or $(0.01) per share. The increased loss (relative to the same period last year) was due to: an increase in marketing expenses, consulting fees, professional fees, office expense and an increase in License Agreement fees due to Advanced Interactive Inc.



SALES

For the quarter ending September 30, 2002, the Company had sales of $40,923. During the corresponding period of July 1, 2001 to September 30, 2001, the Company had no sales. The increase in sales is attributable to the fact that the SchoolWeb and 1nterLink products were in development during the period and not ready for commercial sale.



EXPENSES

For the quarter ended September 30, 2002, the Company incurred general and administrative expenses of $21,115; marketing expenses of $25,585; consulting fees of $22,080; fees payable under the License Agreement of $60,000; and $10,134 in professional fees. For the corresponding period of July 1, 2001 to September 30, 2001, the Company had general and administrative expenses of $3,689; marketing expenses of $12,162; no consulting fees; fees payable under the License Agreement of $30,000 and professional fees of $8,450.

The increase in marketing, consulting and office and general expense this quarter, compared to the corresponding period of July 1 2001 to June 30 2002, is a result of increased activity in marketing the SchoolWeb and 1nterLink products since their commercial launch in May 2002. License fees payable to Advanced Interactive have increased to $20,000 per month compared to $10,000 per month during the period of July 1 2001 to September 30 2001, as per the License Agreement; and professional fees increased this quarter due to fees associated with achieving a public listing.

As at September 30, 2002, the Company had $19,254 cash in the bank, accounts receivable of $30,619 and prepaid expenses of $5,897.
Inventory as of that date was $6,057.
                                          38

The Company has installed an 1nterLink ISP system at the Heiltsuk aboriginal nation, located at Bella Bella, British Columbia, Canada. This system was installed in June 2002, and invoiced this quarter. Partial payment was received during this quarter, with the balance received subsequent to the quarter. The Company also installed and invoiced a SchoolWeb system during the quarter.



Audit Fees

During the period ended September 30, 2002, the Company incurred approximately $5,700 in fees to its principal independent accountant for all non-audit services (including reviews of the Company's quarterly financial statements).



We have completed our testing of the SchoolWeb system in the 19 schools in British Columbia where it was installed. Installations of more systems, including installation in a number of First Nations (native or aboriginal) communities under the name "1Nterlink" is planned for October to December of 2002. Installations in three schools and two First Nations communities occurred in August and September of 2002 resulting in sales revenues of $40,923.

( d)  Milestones for the 12 months ending December 31, 2003:

The Company has completed installation of SchoolWeb software in the majority of the 52 Burnaby, British Columbia schools it has been contracted to connect. We expect to complete this installation in February of 2002. Revenue from this contract is expected to total approximately US$120,000 in the first year. Years two and three will see the Company realize $52,000 per year in license royalties. Completion of installation does not require additional funds or employees as existing employees are completing the installation.

The Company, in December of 2002, mailed brochures and information packages to all of the school districts in the Provinces of Alberta and British Columbia. We expect to spend the period from now until June of 2003 contacting these school districts directly, meeting with them and, hopefully, generating additional sales. Completion of this milestone does not require additional funds or employees as existing sales employees will contact the school districts.

The Company, from now until June 2003, expects to follow up on initial contacts with first nations communities in Canada and install SchoolWeb (as First Nations 1nterlink) in three of these communities. No purchase orders or invoices have yet been issued but there are a number of likely sales which we hope to have purchase orders from soon. In June and July of 2003, we expect to attend trade shows sponsored by the native investment trade association ("NITA") in the hope of generating further sales.

From June to December of 2003, we hope to engage primarily in installations generated in the first six months of the year and, from revenues from sales in the first half of the year, begin contacting schools and school districts in the Northwest United States which is a logical place for us to first try to establish ourselves in the US market.

Because we have already developed, and completed testing of, our software product, we do not have research and development milestones to meet although the product is changed to meet our customer's ongoing comments and needs.



Our plan of operation for the year ending December 31, 2003 anticipates an increase in employees to 8 people, representing the hiring of 4 additional persons, to focus on direct sales to schools. Existing employees will (primarily Patrick Fitzsimmons and Greg
Protti) continue to develop distributorship and reseller relationships in the hopes of generating sales through these channels and any additional hirings will be dependent upon sales revenue realized in reaching the sales and contact milestones we hope to meet by June of 2003 and described above.



The Company expects that it will, at least to the year ending December 31, 2003, maintain its present offices which have some additional office space for expansion if necessary.



There was no additional sales revenues recognized from September 30, 2002 to December 31, 2002. While sales are expected to increase future periods, the magnitude and size of these sales cannot, at this time (partly as a result of a lack of operating history on Alternet's part) be predicted.





We plan (at this time) to seek a listing on the new BBX Exchange or on the NASD's OTCBB in the spring of 2003. To this end, Public Securities
Inc. of Spokane, Washington (which is close to or offices in Vancouver, Canada) has been retained to file a Form C211 and other documents with the NASD. Public Securities Inc., as of the date of this registration statement, has completed its due diligence regarding the Company and its affairs and has filed this Form C211. Comments from the NASD have been addressed and satisfied. If such a listing occurs we would attempt to finance more aggressive sales and marketing initiatives with a public financing.
There is no guarantee that we will continue to pursue this strategy or, if listed, that we would be able to secure any financing. Market conditions right now are very poor for technology debt or equity financings and even if we did obtain financing, it would likely be expensive to the Company or cause significant dilution to existing shareholders.

Forward-Looking Statements.

This prospectus contains "forward looking statements" within the meaning of Rule 175 of the Securities Act of 1933, as amended, and Rule 3b-6 of the Securities Act of 1934, as amended, including statements regarding, among other items, the Company's business strategies, continued growth in the Company's markets, projections, and anticipated trends in the company's business and the industry in which it operates. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements, including, among others, the following: reduced or lack of increase in demand for the Company's products, competitive pricing pressures, changes in the market price of ingredients used in the Company's products and the level of expenses incurred in the Company's operations. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained herein will in fact transpire or prove to be accurate. The Company disclaims any intent or obligation to update "forward looking statements."

                     ITEM 18: DESCRIPTION OF PROPERTY

We currently do not have any physical property other than two computer servers. These servers were valued at $2,635 as of September 30, 2002. Our office furniture and computers are rented, on a monthly basis.


           ITEM 19: CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past two years, there have not been any transactions that have occurred between the Company and its officers, directors, and five percent or greater shareholders, except as follows:


The software License Agreement entered into between the Company's subsidiary, AI Systems Group Inc. and Advanced Interactive Inc. saw
Advanced Interactive Inc. become an affiliate of the Company with its President, Karim Lakhani, joining the board of directors of the Company
and with Advanced Interactive Inc.   AII received 3,000,000 shares of
common stock in the Company for entering into the License Agreement.
The number of shares was negotiated between AI Systems Group, the Company and AII. In August of 2002, we were $80,000 in arrears on license payments to AII. This arrears debt was settled by issuing to AII a total of 228, 571 shares of common stock. In the nine months ended September 30, 2002, AII received $180,000 in license agreement payments from Alternet. AII received $120,000 in license agreement payments from Alternet in the year ending December 31, 2001.


Michael Dearden (through his wholly owned company, Streamline
Investments Inc.) has acquired 60,000 share purchase warrants
(exercisable for a period of two years at an exercise price of $0.50) and 60,000 shares of the Company. Streamline Investments Inc. paid $21,000 to the Company for these securities.

Certain of the officers and directors of the Company are and have been compensated for their work with the Company (see Executive
Compensation), either personally or through corporations which they own. Officers and Directors of the Company are reimbursed for expenses they incur on behalf of the Company.

Certain of the officers and directors of the Company are engaged in other businesses, either individually or through partnerships and corporations in which they have an interest, hold an office, or serve on a board of directors. As a result, certain conflicts of interest may arise between the Company and its officers and directors. The Company will attempt to resolve such conflicts of interest in favor of the Company. The officers and directors of the Company are accountable to it and its shareholders as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling the Company's affairs. A shareholder may be able to institute legal action on behalf of the Company or on behalf of itself and other similarly situated shareholders to recover damages or for other relief.

     ITEM 20: MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

There is no market for the securities of the Company at this time. The Company's securities are not traded on a recognized exchange or the NASD's over-the-counter trading system at this time.

A total of 16,144,085 shares held by 75 persons are issued and outstanding. A total of 7,071,514 shares are being registered for resale under this registration statement. The remaining 9,072,571 issued and outstanding shares may become free of resale restrictions under Rule
144 (as the Company is no longer a blank check company) or could be separately registered under the Securities Act of 1933.

A total of 1,557,514 warrants are outstanding as of January 6, 2002. These warrants expire two years after their issuance and upon payment of the exercise price of $0.50 per warrant, result in the issuance of one share of common stock to the warrant holder.

As of January 6, 2002, there were 75 shareholders of record of the Company's common stock.

We intend to seek an OTCBB or BBX Exchange listing of our securities in 2003. We may or may not be able to achieve this and it is possible that other considerations will cause us to change our minds regarding this listing. The purpose of seeking such a listing is to then secure funds to finance further expansion of sales and marketing operations through a public financing. There can be no guarantee that such funds will be available or, if available, will be available at rates which are not prohibitively expensive or do not result in significant dilution to existing shareholders.

Dividend Information.

The Company has not declared or paid a cash dividend to shareholders since it was incorporated on June 26, 2000. The board of directors presently intends to retain any earnings to finance Company operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company's earnings, capital requirements and other factors.

                    ITEM 21: EXECUTIVE COMPENSATION




                                          Summary Compensation Table
                           Annual compensation                      Long-term Compensation
                                                                 Awards           Payouts
Name and                                 Other           Restricted   Securities
principal                                annual             stock     underlying      LTIP    All other
position       Year     Salary   Bonus   compensation     award(s)    options/SARs    payouts compensation
                          ($)     ($)       ($)             ($)           (#)           ($)       ($)
  (a)           (b)       (c)     (d)       (e)             (f)           (g)           (h)       (i)

Michael Dearden 2000       0       0        (1)              0              0            0         0
President &     2001       0       0        (2)              0              0            0         0
Director

Griffin Jones   2000       0       0         0               0              0            0         0
Secretary,      2001       0       0        (3)              0              0            0         0
Treasurer &
Director

Patrick         2000       0       0         0               0              0            0         0
Fitzsimmons     2001   $40,000     0        (4)              0              0            0         0
Director

Greg Protti     2000       0       0         0               0              0            0         0
Director        2001       0       0        (5)              0              0            0         0

Karim Lakhani   2000       0       0         0               0              0            0         0
Director        2001       0       0         0               0              0            0         0




                                          44



(1) Michael Dearden received $16,696 in consulting fees, paid to him personally and to a company which he owns, Streamline Investments, Inc., to date in fiscal year 2002. Consulting fees were paid to him in the year ending December 2000 totalling $6,250.

(2)  See 1 above.

(3) Griffin Jones received $28,623 in consulting fees for the six months ended September 30, 2002 He received a total of $11,050 in compensation in the fiscal year ending December 31, 2001 and no compensation for the fiscal year ending December 31, 2000.

(4) Patrick Fitzsimmons has, for the nine months ending September 30, 2002, received $26,767 in marketing fees / salary from the Company.

(5) Greg Protti has, for the nine months ending September 30, 2002, received $13,392 in salary from the Company.



Alternet, at its annual meeting of shareholders held on December 20, 2001, adopted a Stock Option Plan which would permit Alternet to grant up to 1,000,000 incentive stock options. This Stock Option Plan was approved by shareholders. No stock options have yet been granted under this Stock Option Plan nor has it been filed with the SEC using the S8 Registration Statement procedure. However, some or all of the persons named above may be granted stock options in the future and the Stock Option Plan may be filed using the S8 Registration Statement procedure.



                                          45
                               EQUITY COMPENSATION PLAN INFORMATION






Plan category                   Number of securities         Weighted average         Number of securities
                                  to be issued upon          exercise price of        remaining available
                                    exercise of              outstanding options,     for future issuance
                                 outstanding options,        warrants and rights      warrants and rights
Stock Option Incentive Plan     No options outstanding       No options outstanding     1,000,000
(1,000,000 common shares                                     so no exercise price       Common Shares
authorized for issuance)

Total                                  Nil                           Nil                1,000,000
                                                                                        Common Shares







                                          46

As of December 31, 2001, certain directors had provided cash loans to, or incurred expenses on behalf of, the Company totaling $16,186. This amount decreased (with the partial reimbursement of expenses) to $12,542 as of September 30, 2002. These amounts due from related parties are non-interest bearing and have no specific terms of repayment.


A director of AI Systems Group Inc. received $32,607 in marketing fees in the year ended December 31, 2001 (the director was Patrick
Fitzsimmons and the $32,607 is included in the $40,000 figure given in the table above).

Other than as stated below, there is no known relationship between any of the Directors and Control persons with major clients or providers of essential products and technology, nor are there any other known related transactions except as disclosed otherwise in this registration statement.

Karim Lakhani is Director and President of Advanced Interactive Inc.
and Director of Advanced Interactive Canada Inc., corporations which own a total of 3,000,000 shares of common stock (approximately 21% of the issued and outstanding shares of common stock) of Alternet. These corporations are also party to the License Agreement and its amendments. As of August 10, 2002 AII was owed $80,000 in arrears license payments by the Company which was debt settled by the issuance to AII of 228,571 shares of common stock of the Company.
None of the directors or officer's individual's total compensation under all contracts with the Company, including special allowances or bonuses, will exceed $100,000 this year. All officers and directors will be reimbursed for expenses incurred on behalf of the Company including director expenses pertaining to attendance at meetings. It is anticipated that additional management may be hired as the Company develops and revenue is generated. If such hirings occur, salaries paid to new employees will be consistent with the salaries of others in similar positions in the industry.

Although the Company's shareholders adopted a Stock Option Plan on December 20, 2001 at the Company's annual shareholders' meeting no stock options have been granted under this Stock Option Plan to date and no stock options are, at this time, planned to be granted.

There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of the Company in the event of retirement at normal retirement date as there is no existing plan provided for or contributed to by the Company.

                                          47

                        ITEM 22: FINANCIAL STATEMENTS

                           ALTERNET SYSTEMS INC.
                     (Formerly Schoolweb Systems Inc.)
                       (A Development Stage Company)

                        CONSOLIDATED BALANCE SHEETS

                                                      June 30,    December 31,
                                                        2002         2001
- ------------------------------------------------------------------------------
                                                    (Unaudited)     (Note 1)
                                                         $              $

                                  ASSETS

CURRENT ASSETS
  Cash                                                   2,665           5,669
  Accounts receivable                                   14,625               -
  Prepaid expenses                                       4,194           3,758
  Inventory                                              6,057               -
-------------------------------------------------------------------------------
                                                        27,541           9,427

LICENSE RIGHTS, net of amortization of $9,000
(2001 - $6,000)  (Note 4)                               21,000          24,000
FIXED ASSETS, net of depreciation of $1,110
(2001 - $600)                                            2,890           3,400
-------------------------------------------------------------------------------
                                                        51,431          36,827

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                      77,046          26,091
  Due to related parties (Note 6)                        8,970          33,486
-------------------------------------------------------------------------------
                                                        86,016          59,577
-------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (Notes 1 and 4)

STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)
  Capital stock (Note 5)
    Common stock, $0.00001 par value,
    100,000,000 shares authorized
    15,580,371 (2001 - 14,733,000)
    issued and outstanding                                 156             147
  Additional paid-in capital                           460,873         242,302
  Accumulated comprehensive loss                        (4,552)         (1,950)
  Deficit accumulated during development stage        (491,062)       (263,249)
-------------------------------------------------------------------------------
                                                       (34,585)        (22,750)
- -----------------------------------------------------------------------------
                                                        51,431          36,827
===============================================================================
             The accompanying notes are an integral part of these interim consolidated financial statements

                                          48

                            ALTERNET SYSTEMS INC.
                      (Formerly Schoolweb Systems Inc.)
                        (A Development Stage Company)

              INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
                                (Unaudited)


                               Three     Three      Six       Six      Oct 13,
                               months    months    months    months     2000
                               ended     ended     ended     ended  (inception)
                              June 30,  June 30,  June 30,  June 30,  to June
                               2002      2001       2002      2001    30, 2002
                                 $         $          $         $        $
                                                                       (Note 1)

HARDWARE SALES                14,625      -       15,450        -        15,450
- -----------------------------------------------------------------------------
EXPENSES
  Depreciation and
  Amortization                 1,755     3,000     3,510      3,000      10,110
  Consulting                  21,881      -       38,836       -         56,136
  License fees                60,000    30,000   120,000     60,000     240,000
  Office and general          19,295    18,795    29,581     24,833      80,111
  Marketing                   15,709    10,145    31,555     14,376      70,984
  Professional fees           16,238     5,841    19,781      7,161      49,171
-------------------------------------------------------------------------------
                             134,878    67,781   243,263    109,370     506,512
-------------------------------------------------------------------------------

NET LOSS FOR THE PERIOD     (120,253)  (67,781) (227,813)  (109,370)  (491,062)
===============================================================================

BASIC NET LOSS PER SHARE       (0.01)    (0.01)    (0.02)     (0.01)
====================================================================

WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING      15,439,579 12,343,000 15,175,483 12,343,000
=====================================================================

         The accompanying notes are an integral part of these interim consolidated financial statements

                                          49

                           ALTERNET SYSTEMS INC.
                     (Formerly Schoolweb Systems Inc.)
                       (A Development Stage Company)

              INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (Unaudited)

                                                                  October 13,
                                       Six months   Six months        2000
                                       ended June   ended June    (inception)
                                        30, 2002     30, 2001   to June 30 2002
                                           $             $              $
- ----------------------------------------------------------------------------
                                                                     (Note 1)

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss for the period                (227,813)    (109,370)       (491,062)
  Adjusted for item not involving cash:
    Depreciation and amortization           3,510        3,000           10,110
  Changes in operating assets
  and liabilities:
    Accrued consulting fees               (17,300)        -                   -
    Changes in accounts receivable        (14,625)        -            (14,625)
    Changes in inventory                   (6,057)        -             (6,057)
    Changes in prepaid expenses              (435)        -             (4,194)
    Changes in accounts payable            50,955       14,395           72,906
 ------------------------------------------------------------------------------
NET CASH FLOWS USED IN
PERATING ACTIVITIES                      (211,766)     (91,975)       (432,922)

CASH FLOWS FROM FINANCING ACTIVITIES
  Advances (to) from related parties       (7,216)      20,985            5,132
  Proceeds on sale of common stock        218,580      128,100          438,933
-------------------------------------------------------------------------------

NET CASH FLOWS FROM FINANCING ACTIVITIES  211,364      149,085          444,065
-------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of capital assets              -          (4,000)         (4,000)
  Cash acquired on reverse acquisition
  of SchoolWeb                               -            -                 74
- -----------------------------------------------------------------------------

NET CASH FLOWS USED IN INVESTING
ACTIVITIES                                   -          (4,000)         (3,926)
- -----------------------------------------------------------------------------

EFFECT OF EXCHANGE RATE CHANGES
ON CASH                                    (2,602)        -             (4,552)
- -----------------------------------------------------------------------------

INCREASE (DECREASE) IN CASH                (3,004)      53,110            2,665

CASH, BEGINNING OF PERIOD                   5,669            3                -
- -----------------------------------------------------------------------------

CASH, END OF PERIOD                         2,665       53,113            2,665
===============================================================================

                The accompanying notes are an integral part of these interim consolidated financial statements

                                          50

                            ALTERNET SYSTEMS INC.
                      (Formerly Schoolweb Systems Inc.)

                        (A Development Stage Company)

             NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 2002 AND 2001
                                (Unaudited)

NOTE 1 - NATURE OF OPERATIONS AND BASIS OF PRESENTATION

The Company was incorporated on June 26, 2000 in the State of Nevada as North Pacific Capital Corp. and was organized for the purpose of creating a corporate

                                          51

vehicle to locate and acquire an operating business. On December 19, 2001 the Company changed its name to Schoolweb Systems Inc. and on May 14, 2002 the Company changed its name to Alternet Systems Inc. ("Alternet" or the "Company") On November 6, 2000, the Company filed a Form 10SB registration with the United States Securities and Exchange Commission ("SEC") and as a result is subject to the regulations governing reporting issuers in the United States.

By agreement dated July 2, 2001 and completed September 10, 2001, Alternet Issued 12,343,000 shares of restricted common stock to the shareholders of Schoolweb Holdings Inc. ("SW Holdings"), a development stage company incorporated October 13, 2000 in the State of Nevada, in exchange for all of the issued and outstanding shares of SW Holdings. On June 26, 2002 SW Holdings changed its name to AI Systems Group, Inc.

The acquisition resulted in the former shareholders of SW Holdings acquiring 90.1% of the outstanding shares of the Company and has been accounted for as a reverse merger with SW Holdings being treated as the accounting parent and Alternet, the legal parent, being treated as the accounting subsidiary. Accordingly, the consolidated results of operations of the Company include those of SW Holdings for all periods shown and those of the Alternet since the
date of the Reverse  acquisition.   The  results  of  operations of SW Holdings
are from its inception, October 13, 2000 and include the results of its wholly-owned subsid-iary, SchoolWeb Systems (Canada) Ltd. a company incorporated
April 17, 2001 in the Province of British Columbia.   The comparative balance
sheet as at December 31, 2001 and the comparative results of operations and cash flows for the three and six months ended June 30, 2001 are those of SW Holdings. Refer to Note 3.

SW Holdings, through a License Agreement dated January 1, 2001, distributes, markets sells and licenses in the United States and Canada, certain proprietary software and hardware systems technology known as "SchoolWeb" used for caching Internet and multimedia files on special servers (refer to Note 4).

The consolidated financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred losses since inception and further losses are anticipated before the Company reaches a commercial stage raising substantial doubt as to
the Company's  ability to continue as a going concern.   The Company's
continued operations are dependent on the successful implementation of its business plan, its ability to obtain additional financing as needed, and ultimately to attain profitable operations.

Unaudited Interim Financial Statements

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB of
Regulation S-B.   They  do  not include all information and  footnotes required by generally accepted accounting principles for complete financial statements. However, except as disclosed herein, there has been no material changes in the information disclosed in the notes to the financial statements for the year ended December 31, 2001 included in the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange
Commission.   The  interim  unaudited financial statements should be read in conjunction with those financial statements included in the Form 10-KSB. In the opinion of Management, all adjustments considered necessary for a fair

                                          52

presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the six months ended June 30, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, AI Systems Group, Inc. and Schoolweb Systems (Canada) Ltd. All significant intercompany transactions and account balances have been eliminated.

Use of Estimates and Assumptions

Preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all liquid investments, with an original maturity of Three months or less when purchased, to be cash equivalents.

Inventory

Inventory consists of computer hardware products held for resale and is carried at the lower of cost and net realizable value.

License Rights

The Company amortizes the cost of acquiring license rights on a straight-line basis over the term of the license. The Company evaluates the carrying amount of its unamortized license rights against the undiscounted future cash flows associated with them. If the evaluation indicates that the future undiscounted cash flows are not sufficient to recover the carrying value, an impairment provision is recorded to adjust the carrying value of the license rights to their fair value.

Fixed Assets

Fixed assets are recorded at cost and depreciated on a declining balance basis at a rate of 30% per annum.

Revenue recognition

To date, the Company has not generated any revenues from the licensing of its SchoolWeb system. The Company will license its SchoolWeb system on a prepaid basis for terms ranging from one to three years. The Company will recognize license revenues on a straight-line basis over the license term upon completion of the required hardware and software installations and upon acceptance by the purchasers.

The Company has generated revenues from  hardware sales in  connection with the
testing of the  SchoolWeb system.   Hardware sales are  shown net  of  hardware

                                          53

acquisition costs and are recognized upon completion and acceptance of installation by the purchasers.

Foreign Currency Translation

The financial statements are presented in United States dollars. In accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" foreign denominated monetary assets and liabilities are translated to their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Related translation adjustments are reported as a separate component of stockholders' equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations.

Fair Value of Financial Instruments

In accordance with the requirements of SFAS No. 107, the Company has determined the estimated fair value of financial instruments using available market
information and appropriate valuation methodologies.   The  fair  value  of
financial instruments classified as current assets or liabilities approximate carrying value due to the short-term maturity of the instruments.

Stock-Based Compensation

The Company accounts for stock-based compensation in respect to stock options granted to employees and officers using the intrinsic value based method in accordance with APB 25. Stock options granted to nonemployees are accounted for using the fair value method in accordance with SFAS No. 123. In addition, with respect to stock options granted to employees, the Company provides pro-forma information as required by SFAS No.123 showing the results of applying the fair value method using the Black-Scholes option pricing model.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No. 96-
18. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

The  Company has  also  adopted  the  provisions  of  the  Financial Accounting
Standards  Board  Interpretation  No.44,  Accounting  for  Certain Transactions
Involving Stock Compensation - an Interpretation of APB Opinion No. 25 ("FIN 44"), which provides guidance as to certain applications of APB 25. FIN 44 is generally effective July 1, 2000 with the exception of certain events occurring after December 15, 1998.

Income taxes

The Company follows the liability method of accounting for income taxes. Under this method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their
respective tax balances.   Future  tax  assets  and  liabilities  are measured

                                          54

using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be
recovered or settled.   The effect  on  future  tax  assets  and  liabilities
of  a  change in tax rates is recognized in  income in the period  that
includes  the  date of  enactment  or substantive enactment.   As at June 30,
2002 the Company had net operating loss carryforwards; however, due to the uncertainty of realization the Company has provided a full valuation allowance for the deferred tax assets resulting from these loss carryforwards.

Net Loss per Common Share

Basic loss per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common
shares outstanding for the period.   Dilutive earnings per share reflects the
potential dilution of securities that could share in the earnings of the Company. The accompanying presentation is only of basic loss per share as the potentially dilutive factors are anti-dilutive to basic loss per share.

Recent Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), which
requires that goodwill not be amortized.   SFAS requires that the  Company
review  goodwill at least  annually  to determine if an  impairment  has
occurred  and  if  so that goodwill should be reduced accordingly.   The
Company has determined that the implementation of this standard does not have any impact on its financial statements.

NOTE 3 - ACQUISITION OF SW HOLDINGS

By agreement dated July 2, 2001 and completed September 10, 2001, Alternet acquired 100 % of the issued and outstanding shares of SW Holdings in exchange for 12,343,000 shares of restricted common stock of Alternet. At the time of this transaction, the former shareholders of SW Holdings acquired 90.1% of the 13,693,000 total issued and outstanding shares of Alternet.

This acquisition has been accounted for as a recapitalization using accounting Principles applicable to reverse acquisitions with SW Holdings being treated as the accounting parent (acquirer) and Alternet being treated as the accounting subsidiary (acquiree). The value assigned to the capital stock of consolidated Alternet on acquisition of SW Holdings is equal to the book value of the Capital stock of SW Holdings plus the book value of the net assets liabilities) of Alternet as at the date of the acquisition.

The book value of SW System's capital stock subsequent to the acquisition is calculated and allocated as follows:

     SW Holdings capital stock                           $     153,103
     Alternet net assets (liabilities)                          (7,904)
                                                         --------------

                                                         $      145,199
                                                         ===============

     Capital stock                                       $          137
     Additional paid-in capital                                 145,062
                                                        ---------------

                                                         $      145,199
                                                         ==============

                                          55

These consolidated financial statements include the results of operations of SW Holdings since October 13, 2000 (inception) and the results of operations of Alternet since the date of the reverse acquisition on September 10, 2001.

NOTE 4 - LICENSE AGREEMENT

By agreement dated January 1, 2001, SW Holdings entered into an agreement with Advanced Interactive Inc. ("AII") and Advanced Interactive (Canada) Inc. ("AIC") whereby SW Holdings acquired exclusive and non-exclusive rights and licenses to commercialise, distribute and market SW Holdings related licensed technology, products and services in the United States and Canada for a period of five years renewable for a further five years at SW Holdings' option. SW Holdings must pay royalties equal to 40% of net revenue received plus a fixed amount of $10,000 per month in the first year, $20,000 per month in year two, and increasing by $8,000 per month in each of the subsequent years to a
maximum of $84,000 per month in year ten.   After year three,  the  fixed
monthly payment is reduced by the amount of royalties otherwise payable. In addition SW Holdings issued 2,500,000 shares on June 29, 2001 valued at $.01 per share or $25,000.

Effective September 10, 2001 SW Holdings, AII and AIC amended the original agreement such that AI and AIC would receive an additional 500,000 shares valued at $5,000 which Alternet issued on September 10,2001.

Also effective September 10, 2001 the President and director of AII and AIC became a director of the Company.

NOTE 5 - CAPITAL STOCK

To June 30, 2002, the Company has not granted any stock options and has not recorded any stock-based compensation.

During the period ended June 30, 2002 the Company completed a private placement of 510,000 units at a price of $.20 per unit. Each unit consists of one common share and one share purchase warrant entitling the holder to acquire an additional share at a price of $0.50 per share to February 28, 2004.

During the period ended June 30, 2002 the Company completed a private placement of 100,000 units at a price of $.35 per unit. Each unit consists of one common share and one share purchase warrant entitling the holder to acquire an additional share at a price of $0.50 per share to March 15, 2004.

During the period ended June 30, 2002 the Company completed a private placement of 140,000 units at a price of $.35 per unit. Each unit consists of one common share and one share purchase warrant entitling the holder to acquire an additional share at a price of $0.50 per share to April 30, 2004.

The Company is in the process of completing a private placement of 146,514
units at a price of $0.35 per  unit.   Each unit consists of one common share
and  one share purchase warrant  entitling the holder to acquire an additional
share at a price of $0.50 per share to July 18, 2004.   To June 30, 2002, the
Company had received total subscription proceeds of $32,580 towards the issuance of 97,371 units in connection with this private placement. The 97,371

                                          56

common shares in connection with these units are included in issued and outstanding capital stock as of June 30, 2002.

At June 30, 2002 there were 510,000 warrants outstanding to purchase 510,000 common shares at a price of $0.50 per share to February 28, 2004, 375,000 warrants outstanding to purchase 375,000 common shares at a price of $0.50 per share to November 24, 2003, 100,000 warrants outstanding to purchase 100,000 common shares at a price of $0.50 per share to March 15, 2004, 140,000 warrants outstanding to purchase 140,000 common shares at a price of $0.50 per share to April 30, 2004 and 97,371 warrants outstanding to purchase 97,371 common shares at a price of $0.50 per share to July 18, 2004.

Effective June 3, 2002 the Company filed a Form SB-2 Registration Statement with the SEC for the registration of a total of 7,764,000 shares of the Company's common stock of which 6,639,000 are issued and outstanding and 1,125,000 will be reserved to be issued upon the exercise of 1,125,000 share purchase warrants.

NOTE 6 - RELATED PARTY TRANSACTIONS

During the six months ended June 30, 2002, certain directors were paid for previously accrued consulting fees of $17,300 and were repaid cash advances totalling $7,216. At June 30, 2002 a total of $8,970 is owing to directors and shareholders. Amounts due from related parties are non-interest bearing and have no specific terms of repayment.

During the six months ended June 30, 2002, the following amounts were incurred to directors of the Company or its subsidiary, and a company with a director in common.
                                              Six months ended June 30,
                                                2002            2001
                                                  $              $
                                              --------------------------
  Consulting                                     29,096          -
  License fees                                  120,000          -
  Marketing                                      25,921        14,376
                                              --------------------------
                                                175,017        14,376
                                              ==========================
NOTE 7 - INCOME TAXES

The Company and its subsidiaries have tax losses which may be available to Reduce future year's taxable income, that result in deferred tax assets. Management believes that the realization of the benefits from these deferred tax assets appears uncertain due to the Company's limited operating history and losses to date. Accordingly a full, deferred tax asset valuation allowance has been provided and no deferred tax asset benefit has been recorded.

NOTE 8 - SUBSEQUENT EVENT

Subsequent to June 30, 2002, the Company received $18,700 towards the purchase of 53,429 units at a price of $0.35 per unit. Each unit consists of one common share and one share purchase warrant entitling the holder to acquire an additional share at a price of $0.50 per share to July 18, 2004.

                                          57

                            SCHOOLWEB SYSTEMS INC.
                    (Formerly North Pacific Capital Corp.)
                         (A Development Stage Company)

                       CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2001 AND 2000

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED STATEMENTS OF OPERATIONS

CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

CONSOLIDATED STATEMENTS OF CASH FLOWS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


LABONTE & CO.                                   1205 - 1095 West Pender Street
C H A R T E R E D   A C C O U N T A N T S       Vancouver, BC  Canada
                                                V6E 2M6
                                                Telephone (604) 682-2778
                                                Facsimile (604) 689-2778
                                                Email rjl@labonteco.com

                                 AUDITORS' REPORT


To the Board of Directors and Stockholders of Schoolweb Systems Inc. (formerly North Pacific Capital Corp.)

                                          58

We have audited the consolidated balance sheets of Schoolweb Systems Inc. (formerly North Pacific Capital Corp.) (A Development Stage Company) as at December 31, 2001 and 2000 and the consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 2001, the period from October 16, 2000 (inception) to December 31, 2000 and cumulatively, from October 16, 2000 (inception) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2001 and 2000 and the results of its operations and its cash flows and the changes in stockholders' equity for the year ended December 31, 2001, the period from October 16, 2000 (inception) to December 31, 2000 and cumulatively, from October 16, 2000 (inception) to December 31, 2001in accordance with generally accepted accounting principles in the United States.

COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA-UNITED STATES
REPORTING DIFFERENCES

In the United States, reporting standards for auditors' would require the addition of an explanatory paragraph following the opinion paragraph when the financial statements are affected by a significant uncertainty such as referred to in Note 1 regarding the Company's ability to continue as a going concern. Our report to the directors and stockholders dated February 28, 2002 is expressed in accordance with Canadian reporting standards which do not permit a reference to such uncertainties in the auditors' report when the uncertainties are adequately disclosed in the financial statements.


                                                           "LaBonte & Co."


                                                     CHARTERED ACCOUNTANTS
February 28, 2002
Vancouver, B.C.

                                          59

                                SCHOOLWEB SYSTEMS INC.
                        (Formerly North Pacific Capital Corp.)
                            (A Development Stage Company)

                             CONSOLIDATED BALANCE SHEETS

                                             December 31       December 31
                                                2001               2000
                                                                 (Note 1)

                                       ASSETS

CURRENT ASSETS
 Cash                                        $     5,669       $          3
 Prepaid expenses                                  3,758                  -

                                                   9,427                  -

LICENSE RIGHTS, net of amortization of $6,000
(Note 4)                                          24,000                  -
FIXED ASSETS, net of depreciation of $600          3,400                  -

                                             $    36,827       $          3

                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Accounts payable                            $    26,091       $          -
 Due to related parties (Note 6)                  33,486                  -

                                                  59,577                  -

COMMITMENTS AND CONTINGENCIES (Notes 1 and 4)

STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)
 Capital stock (Note 5)
  Common stock, $0.00001 par value, 100,000,000
  shares authorized
  14,733,000 (2000 - 20,000) issued and
  outstanding                                        147                  3
 Additional paid-in capital                      242,302
 Comprehensive loss                               (1,950)                 -
 Deficit accumulated during development stage   (263,249)                 -

                                                 (22,750)                 3

                                              $   36,827      $           3

The accompanying notes are an integral part of these consolidated financial statements

                                          60

                               SCHOOLWEB SYSTEMS INC.
                       (Formerly North Pacific Capital Corp.)
                          (A Development Stage Company)

                       CONSOLIDATED STATEMENT OF OPERATIONS







                                                                        October 13 2000     October 13 2000
                                                      Year ended         (inception)          (inception)
                                                      December 31       to December 31      to December 31
                                                          2001              2000                 2001
                                                                                                (Note 1)
EXPENSES
 Depreciation and amortization                        $   6,600         $        -          $      6,600
 Consulting fees to related parties                      17,300                  -                17,300
 License fees to related parties                        120,000                  -               120,000
 Office and general                                      50,530                  -                50,530
 Marketing ($32,607 to a related party)                  39,429                  -                39,429
 Professional fees ($3,000 to a related party            29,390                  -                29,390

NET LOSS FOR THE PERIOD                               $(263,249)        $        -          $   (263,249)

BASIC NET LOSS PER SHARE                              $   (0.02)        $        -

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING           12,566,069         12,343,000







The accompanying notes are an integral part of these consolidated financial statements

                                          61

                                 SCHOOLWEB SYSTEMS INC.
                          (Formerly North Pacific Capital Corp.)
                               (A Development Stage Company)

                        CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
          FOR THE PERIOD FROM OCTOBER 13, 2000 (INCEPTION) TO DECEMBER 31, 2001






                                                                        Deficit          Other
                                                                      Accumulated    Comprehensive
                                                      Additional        During           Income
                            Number of                  Paid-In        Development       (Loss)
                             Shares        Amount      Capital           Stage                       Total
Issuance of common stock for
cash at $.001 per share -
October 16, 2000                3,000     $      3    $       -       $       -      $       -    $       3

Balance, December 31 2000       3,000            3            -               -              -            3

Issuance of common stock for
cash at $.007 per share -
May 24, 2001                5,500,000        5,500       33,000               -                      38,500

Issuance of common stock for
cash at $.01 per share -
June 4, 2001                4,010,000        4,010       36,090               -                      40,100

Issuance of common stock for
cash at $.15 per share -
June 8, 2001                  330,000          330       49,170               -                      49,500

Issuance of common stock for
license agreement at
$.01 per share - June 29,
2001 (Note 4)               2,500,000        2,500       22,500               -                      25,000

Schoolweb Holdings Inc.
balance before reverse
acquisition                12,343,000       12,343      140,760               -                     153,103

Schoolweb Systems Inc.
balance before reverse
acquisition (Note 5)        1,350,000           14           19           (7,937)           -       (7,904)

Issued to effect reverse
Acquisition                12,343,000          123         (123)               -            -            -

Reverse acquisition
Recapitalization
Adjustment                (12,343,000)     (12,343)       4,406            7,937            -            -

Schoolweb Systems Inc.
balance after reverse
acquisition                13,693,000          137      145,062                -            -      145,199

Issuance of common stock for
license agreement at $.01
per share - September 10,
2001                          500,000            5        4,995                -            -        5,000

Issuance of common stock for
cash at $.10 per share -
September 11, 2001            100,000            1        9,999                -            -       10,000

Issuance of common stock for
cash at $.10 per share -
November 5, 2001               50,000            1        4,999                -            -        5,000

Issuance of common stock for
cash at $.15 per share -
November 8, 2001               15,000            -        2,250                -            -        2,250

Issuance of common stock for
cash at $.20 per share -
November 24, 2001             375,000            3       74,997                -            -       75,000

Foreign exchange translation
Adjustment                          -            -            -                -       (1,950)      (1,950)

Net loss for the year ended
December 31, 2001                   -            -            -          (263,249)          -     (263,249)

Balance, December 31 2001  14,733,000          147      242,302          (263,249)     (1,950)     (22,750)

Note: The statement of Stockholders' Equity has been restated to reflect the reverse acquisition of Schoolweb Holdings Inc. Refer to Notes 1 and 3.

The accompanying notes are an integral part of these consolidated financial statements




                                          62


                                     SCHOOLWEB SYSTEMS INC.
                           (Formerly North Pacific Capital Corp.)
                                (A Development Stage Company)

                            CONSOLIDATED STATEMENTS OF CASH FLOWS






                                                                        October 13 2000     October 13 2000
                                                      Year ended         (inception)          (inception)
                                                      December 31       to December 31      to December 31
                                                          2001              2000                 2001
                                                                                                (Note 1)

CASH FLOWS FROM OPERATING ACTIVITIES

 Net loss for the period                              $    (263,249)    $        -          $    (263,249)
 Adjusted for item not involving cash:
  Depreciation and amortization                               6,600              -                  6,600
 Changes in operating assets and liabilities:
  Accrued consulting fees                                    17,300              -                 17,300
  Changes in prepaid expenses                                (3,758)             -                 (3,758)
  Changes in accounts payable                                21,951              -                 21,951

NET CASH FLOWS USED IN OPERATING ACTIVITIES                (221,156)             -               (221,156)

CASH FLOWS FROM FINANCING ACTIVITIES
 Advances from related parties                               12,348              -                 12,348
 Proceeds on sale of common stock                           220,350              3                220,353

NET CASH FLOWS FROM FINANCING ACTIVITIES                    232,698              3                232,698

CASH FLOWS FROM INVESTING ACTIVITIES
 Acquisition of capital assets                               (4,000)             -                 (4,000)
 Cash acquired on reverse acquisition
  of SchoolWeb (Note 3)                                          74              -                     74

NET CASH FLOWS FROM INVESTING ACTIVITIES                     (3,926)             -                 (3,926)

EFFECT OF EXCHANGE RATE CHANGES ON CASH                      (1,950)             -                 (1,950)

INCREASE IN CASH                                              5,666              3                  5,669

CASH, BEGINNING OF PERIOD                                         3              -                      -

CASH, END OF PERIOD                                           5,669              3                  5,669




                                          63


OTHER NON-CASH TRANSACTION:

During 2001 the Company issued a total of 3,000,000 common shares for a license agreement at $.01 per share. (Note 4)

The accompanying notes are an integral part of these consolidated financial statements

                                SCHOOLWEB SYSTEMS INC.
                        (Formerly North Pacific Capital Corp.)
                            (A Development Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             DECEMBER 31, 2001 AND 2000

NOTE 1 - NATURE OF OPERATIONS AND BASIS OF PRESENTATION

The Company was incorporated on June 26, 2000 in the State of Nevada as North Pacific Capital Corp. and was organized for the purpose of creating a corporate vehicle to locate and acquire an operating business. On December 19, 2001 the Company changed its name to Schoolweb Systems Inc. ("SW Systems" or the "Company"). On November 6, 2000, the Company filed a Form 10SB registration with the United States Securities and Exchange Commission and as a result is subject to the regulations governing reporting issuers in the United States.

By agreement dated July 2, 2001 and completed September 10, 2001, SW Systems issued 12,343,000 shares of restricted common stock to the shareholders of Schoolweb Holdings Inc. ("SW Holdings"), a development stage company incorporated October 13, 2000 in the State of Nevada, in exchange for all of the issued and outstanding shares of SW Holdings.

The acquisition resulted in the former shareholders of SW Holdings acquiring 90.1% of the outstanding shares of the Company and has been accounted for as a reverse merger with SW Holdings being treated as the accounting parent and SW Systems, the legal parent, being treated as the accounting subsidiary. Accordingly, the consolidated results of operations of the Company include those of SW Holdings for all periods shown and those of the SW Systems since the date of the reverse acquisition. The results of SW Holdings are from its inception, October 13, 2000 and include the results of its wholly-owned subsidiary, SchoolWeb Systems (Canada) Ltd. a company incorporated April 17, 2001 in the Province of British Columbia. The comparative balance sheet as at December 31, 2000 and the comparative results of operation and changes in financial position for the periods ended December 31, 2000 are those of SW Holdings. Refer to Note 3.

                                          64
SW Holdings, through a License Agreement dated January 1, 2001, will distribute, market, sell and license in the United States and Canada, certain proprietary software and hardware systems technology known as "SchoolWeb" used for caching Internet and multimedia files on special servers (refer to Note 4).

The consolidated financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred losses since inception and further losses are anticipated before the Company reaches a commercial stage raising substantial doubt as to the Company's ability to continue as a going concern. The Company's continued operations are dependent on the successful implementation of its business plan, its ability to obtain additional financing as needed, and ultimately to attain profitable operations.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, SW Holdings and Schoolweb Systems (Canada) Ltd. which have been accounted for as a reverse acquisition. All significant intercompany transactions and account balances have been eliminated.

Use of Estimates and Assumptions

Preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all liquid investments, with an original maturity of three months or less when purchased, to be cash equivalents.

License Rights

The Company amortizes the cost of acquiring license rights on a straight-line basis over the term of the license. The Company evaluates the carrying amount of its unamortized license rights against the undiscounted future cash flows associated with them. If the evaluation indicates that the future undiscounted cash flows are not sufficient to recover the carrying value, an impairment provision is recorded to adjust the carrying value of the license rights to their fair value.

Fixed Assets

Fixed assets are recorded at cost and depreciated on a declining balance basis at a rate of 30% per annum.

Revenue recognition

                                          65

To date, the Company has not generated any revenues from the licensing of its SchoolWeb system. The Company will license its SchoolWeb system on a prepaid basis for terms ranging from one to three years. The Company will recognize license revenues on a straight-line basis over the license term upon completion of the required hardware and software installations and upon acceptance by the purchasers.

The Company has generated revenues from hardware sales in connection with the testing of the SchoolWeb system. Hardware sales are shown net of hardware acquisition costs and are recognized upon completion and acceptance of installation.

Foreign Currency Translation

The financial statements are presented in United States dollars. In accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation", foreign denominated monetary assets and liabilities are translated to their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Related translation adjustments are reported as a separate component of stockholders' equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations.

Fair Value of Financial Instruments

In accordance with the requirements of SFAS No. 107, the Company has determined the estimated fair value of financial instruments using available market information and appropriate valuation methodologies. The fair value of financial instruments classified as current assets or liabilities approximate carrying value due to the short-term maturity of the instruments.

Stock-Based Compensation

The Company accounts for stock-based compensation in respect to stock options granted to employees and officers using the intrinsic value based method in accordance with APB 25. Stock options granted to non-employees are accounted for using the fair value method in accordance with SFAS No. 123. In addition, with respect to stock options granted to employees, the Company provides pro-forma information as required by SFAS No. 123 showing the results of applying the fair value method using the Black-Scholes option pricing model.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No. 96-18. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

                                          66

The Company has also adopted the provisions of the Financial
Accounting Standards Board Interpretation No.44, Accounting for
Certain Transactions Involving Stock Compensation - An Interpretation of APB Opinion No. 25 ("FIN 44"), which provides guidance as to certain applications of APB 25. FIN 44 is generally effective July 1, 2000 with the exception of certain events occurring after December 15, 1998.

Income taxes

The Company follows the liability method of accounting for income taxes. Under this method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment. As at December 31, 2001 the Company had net operating loss carryforwards; however, due to the uncertainty of realization the Company has provided a full valuation allowance for the deferred tax assets resulting from these loss carryforwards.

Net Loss per Common Share

Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Dilutive earnings per share reflects the potential dilution of securities that could share in the earnings of the Company. Because the Company does not have any potentially dilutive securities, the accompanying presentation is only of basic loss per share.

Recent Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), which requires that goodwill not be amortized. SFAS requires that the Company review goodwill at least annually to determine if an impairment has occurred and if so that goodwill should be reduced accordingly. The Company has determined that the implementation of this standard will not have any impact on its financial statements.

NOTE 3 - ACQUISITION OF SW HOLDINGS

By agreement dated July 2, 2001 and completed September 10, 2001, SW Systems acquired 100 % of the issued and outstanding shares of SW Holdings in exchange for 12,343,000 shares of restricted common stock of SW Systems. At the time of this transaction, the former shareholders of SW Holdings acquired 90.1% of the 13,693,000 total issued and outstanding shares of SW Systems.

This acquisition has been accounted for as a recapitalization using accounting principles applicable to reverse acquisitions with SW Holdings being treated as the accounting parent (acquirer) and SW Systems being treated as the accounting subsidiary (acquiree). The value assigned to the capital stock of consolidated SW Systems on acquisition of SW Holdings is equal to the book value of the capital stock of SW Holdings plus the book value of the net assets of SW Systems as at the date of the acquisition.

The book value of SW System's capital stock subsequent to the acquisition is calculated and allocated as follows:

SW Holdings capital stock                                   $     153,103
SW Systems net assets (liabilities)                                (7,904)

                                                            $     145,199

Capital stock                                               $         137
Additional paid-in capital                                        145,062

                                                            $     145,199

These consolidated financial statements include the results of operations of SW Holdings since October 13, 2000 (inception) and the results of operations of SW Systems since the date of the reverse acquisition on September 10, 2001. SW Systems had no material assets, liabilities or operations for the period from July 1, 2001 to September 10, 2001.

For the period from October 13, 2000 (inception) to September 10, 2001 the weighted average number of common shares outstanding is deemed to be 12,343,000 being the number of shares issued by SW Systems in connection with the acquisition of SW Holdings.

NOTE 4 - LICENSE AGREEMENT

By agreement dated January 1, 2001, SW Holdings entered into an agreement with Advanced Interactive Inc. ("AII") and Advanced Interactive (Canada) Inc. ("AIC") whereby SW Holdings acquired exclusive and non-exclusive rights and licenses to commercialise, distribute and market SW Holdings related licensed technology, products and services in the United States and Canada for a period of five years. SW Holdings must pay royalties equal to 40% of net revenue received plus $10,000 per month in the first year, $20,000 per month in year two, and increasing by $8,000 per month in each of the subsequent years to a maximum of $84,000 per month. After year three, the monthly payment is reduced by the amount of royalties otherwise payable. In addition SW Holdings issued 2,500,000 shares on June 29, 2001 valued at $.01 per share or $25,000.

Effective September 10, 2001 SW Holdings, AII and AIC amended the original agreement such that AI and AIC would receive an additional 500,000 shares valued at $5,000 which SW Systems issued on September 10, 2001.

Also effective September 10, 2001 the President and director of AII and AIC became a director of the Company.

                                          67

NOTE 5 - CAPITAL STOCK

To December 31, 2001, the Company has not granted any stock options and has not recorded any stock-based compensation.

SW System's capital stock transactions prior to reverse acquisition are as follows:






                                                                                    Deficit
                                                                                  Accumulated
                                                                  Additional         During
                                    Number of                      Paid-In        Development
                                      Shares        Amount         Capital           Stage        Total
Issuance of common stock for
cash at $.001 per share
- June 26, 2000                         3,000      $       -      $        3      $       -    $       3
Issuance of common stock for
cash at $.001 per share
 - September 13, 2000                  17,000              1             16               -           17
Net loss for the period June 26,
2000 (inception)
 to December 31, 2000                       -              -              -          (4,280)      (4,280)

Balance, December 31, 2000             20,000              1             19          (4,280)      (4,260)
Issuance of common stock for
cash at $.00001 per share
 - May 17, 2001                     1,000,000             10              -               -           10
Issuance of common stock for
cash at $.001 per share
 - May 18, 2001                       230,000              2              -               -            2
Issuance of common stock for
cash at $.001 per share
 - June 1, 2001                       100,000              1              -               -            1
Loss from January 1, 2001 to
date of reverse take-over                   -              -              -          (3,657)      (3,657)

SW Systems balance before
reverse acquisition                 1,350,000             14             19          (7,937)      (7,904)




                                          68


NOTE 6 - RELATED PARTY TRANSACTIONS

During the year ended December 31, 2001, certain directors and shareholders provided cash loans totalling $12,348. In addition, consulting fees of $17,300 were accrued to two directors, and $3,838 was acquired in connection with the reverse acquisition described in
Note 3. At December 31, 2001 a total of $33,486 is owing to these directors and shareholders. Amounts due from related parties are non-interest bearing and have no specific terms of repayment.

During the year ended December 31, 2001, the following amounts were incurred to directors of the Company or its subsidiary, a company with a director in common and a company controlled by a shareholder of the Company.

Consulting                  $   17,300
License fees                   120,000
Marketing                       32,607
Professional fees                3,000

                            $  172,907


Of the amounts incurred above, the $120,000 license fees were incurred to AII and AIC. AII and AIC became related to the Company effective September 10, 2001 when the President and director of AII and AIC became a director of the Company.


NOTE 7 - INCOME TAXES

The Company and its subsidiaries have tax losses which may be available to reduce future year's taxable income, that result in deferred tax assets. Management believes that the realization of the benefits from these deferred tax assets appears uncertain due to the Company's limited operating history and losses to date. Accordingly a full, deferred tax asset valuation allowance has been provided and no deferred tax asset benefit has been recorded.

NOTE 8 - SUBSEQUENT EVENT

Subsequent to December 31, 2001 the Company received $55,000 towards private placement subscriptions.

                                          69

                                ALTERNET SYSTEMS INC.

                            (Formerly Schoolweb Systems Inc.)
                              (A Development Stage Company)

                         INTERIM CONSOLIDATED FINANCIAL STATEMENTS

                                   SEPTEMBER 30, 2002

                                      (Unaudited)

CONSOLIDATED BALANCE SHEETS

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

                               ALTERNET SYSTEMS INC.
                         (Formerly Schoolweb Systems Inc.)
                            (A Development Stage Company)

                             CONSOLIDATED BALANCE SHEETS

                                               September 30     December 31
                                                   2002             2001
                                               (Unaudited)       (Note 1)

                                        ASSETS

CURRENT ASSETS
Cash                                           $       19,254   $       5,669
Accounts receivable                                    30,619               -
Prepaid expenses                                        5,897           3,758
Inventory                                               6,057               -
                                                       61,827           9,427

LICENSE RIGHTS, net of amortization of $10,500
(Note 4)                                               19,500          24,000

FURNITURE AND EQUIPMENT, net of depreciation of
$1,365 (2001 - $600)                                    3,691           3,400

                                                       85,018          36,827

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable                                       86,771          26,091
Deferred license revenue                                5,615               -
Due to related parties (Note 6)                        12,542          33,486
                                                      104,928          59,577

COMMITMENTS AND CONTINGENCIES (Notes 1 and 4)

STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)
Capital stock (Note 5)
Common stock, $0.00001 par value, 100,000,000
shares authorized
15,858,085 (2001 - 14,733,000) issued and
outstanding                                               158             147
Additional paid-in capital                            559,571         242,302
Obligation to issue shares                             62,300               -
Deficit accumulated during development stage         (636,898)       (263,249)
Accumulated other comprehensive loss                   (5,041)         (1,950)
                                                      (19,910)        (22,750)
                                                       85,018          36,827

                                          70
The accompanying notes are an integral part of these interim consolidated financial statements

                              ALTERNET SYSTEMS INC.
                        (Formerly Schoolweb Systems Inc.)
                          (A Development Stage Company)

                  INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
                                    (Unaudited)

                           Three      Three    Nine      Nine    October 13
                           months     months   Months    Months    2000
                           ended      ended    ended     ended   inception
                           Sept 30    Sept 30  Sept 30   Sept 30     to
                            2002       2001     2002      2001    Sept 30
                                                                    2002
                                                                  (Note 1)

HARDWARE SALES AND FEES   $   40,923  $     -  $  58,398 $     -  $    58,398

COST OF SALES                 46,090        -     48,115       -       48,115

GROSS PROFIT (LOSS)           (5,167)       -     10,283       -       10,283

EXPENSES
Depreciation and
Amortization                   1,755    1,650      5,265    4,650      11,865
Consulting                    22,080        -     60,916        -      78,216
License fees                 60,000    30,000    180,000   90,000     300,000
Office and general           21,115     3,689     50,696   28,522     101,226
Marketing                    25,585    12,162     57,140   26,538      96,569
Professional fees            10,134     8,450     29,915   15,611      59,305
                            140,669    55,951    383,932  165,321     647,181

NET LOSS FOR THE PERIOD    (145,836)  (55,951)  (373,649) (165,321)  (636,898)

BASIC NET LOSS PER
SHARE                         (0.01)    (0.00)    (0.02)     (0.01)

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING       15,672,446  12,762,022  15,346,800  12,484,208

The accompanying notes are an integral part of these interim consolidated financial statements

                                ALTERNET SYSTEMS INC.
                         (Formerly Schoolweb Systems Inc.)
                           (A Development Stage Company)

                   INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
                                     (Unaudited)

                                   Nine months      Nine months     October 13
                                      ended            ended          2000
                                   September 30     September 30    inception
                                      2002             2001             to
                                                                    September
                                                                    30, 2002
                                                                      (Note 1)

CASH FLOWS FROM OPERATING
ACTIVITIES
Net loss for the period            $   (373,649)    $   (165,321)  $  (636,898)
Adjusted for item not involving
cash:
Depreciation and amortization             5,265            4,650        11,865
Changes in operating assets and
liabilities:
Changes in accounts receivable          (30,619)               -       (30,619)
Changes in inventory                     (6,057)               -        (6,057)
Changes in prepaid expenses              (2,139)          (3,758)       (5,897)
Changes in deferred license revenue       5,615                -         5,615
Changes in accounts payable             140,680           15,743       179,931

NET CASH FLOWS USED IN OPERATING
ACTIVITIES                             (260,904)        (148,686)     (482,060)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances (to) from related parties      (20,944)          15,558        (8,596)
Obligation to issue shares               62,300                -        62,300
Proceeds on sale of common stock        237,280          138,100       457,633

NET CASH FLOWS FROM FINANCING
ACTIVITIES                              278,636          153,658       511,337

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of capital assets            (1,056)          (4,000)      (5,056)
Cash acquired on reverse acquisition
of SchoolWeb                                  -               74           74

NET CASH FLOWS USED IN INVESTING
ACTIVITIES                               (1,056)          (3,926)      (4,982)

EFFECT OF EXCHANGE RATE CHANGES ON CASH  (3,091)            (706)      (5,041)

INCREASE IN CASH                         13,585              340       19,254

CASH, BEGINNING OF PERIOD                 5,669                3            -

CASH, END OF PERIOD                      19,254              343       19,254

OTHER NON-CASH TRANSACTIONS:
During 2002 the Company issued 228,571 common shares at a price of $0.35 per share to settle debt of $80,000.

The accompanying notes are an integral part of these interim consolidated financial statements

                                ALTERNET SYSTEMS INC.
                         (Formerly Schoolweb Systems Inc.)
                           (A Development Stage Company)

                  NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                  SEPTEMBER 30, 2002
                                     (Unaudited)

NOTE 1 - NATURE OF OPERATIONS AND BASIS OF PRESENTATION

The Company was incorporated on June 26, 2000 in the State of Nevada as North Pacific Capital Corp. and was organized for the purpose of creating a corporate vehicle to locate and acquire an operating business. On December 19, 2001 the Company changed its name to Schoolweb Systems Inc. and on May 14, 2002 the Company changed its name to Alternet Systems Inc. ("Alternet" or the "Company"). On November 6, 2000, the Company filed a Form 10SB registration with the United States Securities and Exchange Commission ("SEC") and as a result is subject to the regulations governing reporting issuers in the United States.

By agreement dated July 2, 2001 and completed September 10, 2001, Alternet issued 12,343,000 shares of restricted common stock to the shareholders of Schoolweb Holdings Inc. ("SW Holdings"), a development stage company incorporated October 13, 2000 in the State of Nevada, in exchange for all of the issued and outstanding shares of SW Holdings. On June 26, 2002 SW Holdings changed its name to AI Systems Group, Inc.

The acquisition resulted in the former shareholders of SW Holdings acquiring 90.1% of the outstanding shares of the Company and has been accounted for as a reverse merger with SW Holdings being treated as the accounting parent and Alternet, the legal parent, being treated as the accounting subsidiary. Accordingly, the consolidated results of operations of the Company include those of SW Holdings for all periods shown and those of the Alternet since the date of the reverse acquisition. The results of operations of SW Holdings are from its inception, October 13, 2000 and include the results of its wholly-owned subsidiary, SchoolWeb Systems (Canada) Ltd. a company incorporated April 17, 2001 in the Province of British Columbia. Refer to Note 3.

SW Holdings, through a License Agreement dated January 1, 2001, distributes, markets, sells and licenses in the United States and Canada, certain proprietary software and hardware systems technology known as "SchoolWeb" used for caching Internet and multimedia files on special servers (refer to Note 4).

The consolidated financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred losses since inception and further losses are anticipated before the Company reaches a commercial stage raising substantial doubt as to the Company's ability to continue as a going concern. The Company's continued operations are dependent on the successful implementation of its business plan, its ability to obtain additional financing as needed, and ultimately to attain profitable operations.

Unaudited Interim Financial Statements

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB of Regulation S-B. They do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. However, except as disclosed herein, there has been no material changes in the information disclosed in the notes to the financial statements for the year ended December 31, 2001 included in the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. The interim unaudited financial statements should be read in conjunction with those financial statements included in the Form 10-KSB. In the opinion of Management, all adjustments considered necessary for a fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, AI Systems Group, Inc. and Schoolweb Systems (Canada) Ltd. All significant intercompany transactions and account balances have been eliminated.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates and Assumptions
Preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents
The Company considers all liquid investments, with an original maturity of three months or less when purchased, to be cash equivalents.

Inventory
Inventory consists of computer hardware products held for resale and is carried at the lower of cost and net realizable value.

License Rights
The Company amortizes the cost of acquiring license rights on a straight-line basis over the term of the license. The Company evaluates the carrying amount of its unamortized license rights against the undiscounted future cash flows associated with them. If the evaluation indicates that the future undiscounted cash flows are not sufficient to recover the carrying value, an impairment provision is recorded to adjust the carrying value of the license rights to their fair value.

Furniture and Equipment
Furniture and equipment are recorded at cost and depreciated on a declining balance basis at a rate of 30% per annum.

Revenue recognition
To date, the Company has not generated any revenues from the licensing of its SchoolWeb system. The Company will license its SchoolWeb system on a prepaid basis for terms ranging from one to three years. The Company will recognize license revenues on a straight-line basis over the license term upon completion of the required hardware and software installations and upon acceptance by the purchasers.

The Company has generated revenues from hardware sales in connection with the testing of the SchoolWeb system. Hardware sales are recognized upon completion and acceptance of installation by the purchasers.

Foreign Currency Translation
The financial statements are presented in United States dollars. In accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation", foreign denominated monetary assets and liabilities are translated to their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Related translation adjustments are reported as a separate component of stockholders' equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations.

Fair Value of Financial Instruments
In accordance with the requirements of SFAS No. 107, the Company has determined the estimated fair value of financial instruments using available market information and appropriate valuation methodologies. The fair value of financial instruments classified as current assets or liabilities approximate carrying value due to the short-term maturity of the instruments.

Stock-Based Compensation

The Company accounts for stock-based compensation in respect to stock options granted to employees and officers using the intrinsic value based method in accordance with APB 25. Stock options granted to non-employees are accounted for using the fair value method in accordance with SFAS No. 123. In addition, with respect to stock options granted to employees, the Company provides pro-forma information as required by SFAS No. 123 showing the results of applying the fair value method using the Black-Scholes option pricing model.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No. 96-18. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

The Company has also adopted the provisions of the Financial Accounting Standards Board Interpretation No.44, Accounting for Certain Transactions Involving Stock Compensation - An Interpretation of APB Opinion No. 25 ("FIN 44"), which provides guidance as to certain applications of APB 25. FIN 44 is generally effective July 1, 2000 with the exception of certain events occurring after December 15, 1998.

Income taxes
The Company follows the liability method of accounting for income taxes. Under this method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment. As at September 30, 2002 the Company had net operating loss carryforwards; however, due to the uncertainty of realization the Company has provided a full valuation allowance for the deferred tax assets resulting from these loss carryforwards.

Net Loss per Common Share
Basic loss per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Dilutive earnings per share reflects the potential dilution of securities that could share in the earnings of the Company. The accompanying presentation is only of basic loss per share as the potentially dilutive factors are anti-dilutive to basic loss per share.

Recent Accounting Pronouncements
In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), which requires that goodwill not be amortized. SFAS requires that the Company review goodwill at least annually to determine if an impairment has occurred and if so that goodwill should be reduced accordingly. The Company has determined that the implementation of this standard does not have any impact on its financial statements.

NOTE 3 - ACQUISITION OF SW HOLDINGS

By agreement dated July 2, 2001 and completed September 10, 2001, Alternet acquired 100 % of the issued and outstanding shares of SW Holdings in exchange for 12,343,000 shares of restricted common stock of Alternet. At the time of this transaction, the former shareholders of SW Holdings acquired 90.1% of the 13,693,000 total issued and outstanding shares of Alternet.

This acquisition has been accounted for as a recapitalization using accounting principles applicable to reverse acquisitions with SW Holdings being treated as the accounting parent (acquirer) and Alternet being treated as the accounting subsidiary (acquiree). The value assigned to the capital stock of consolidated Alternet on acquisition of SW Holdings is equal to the book value of the capital stock of SW Holdings plus the book value of the net assets (liabilities) of Alternet as at the date of the acquisition.

The book value of SW System's capital stock subsequent to the acquisition is calculated and allocated as follows:

     SW Holdings capital stock                        $     153,103
     Alternet net assets (liabilities)                       (7,904)
                                                      $     145,199
     Capital stock                                    $         137
     Additional paid-in capital                             145,062

                                                      $     145,199

These consolidated financial statements include the results of operations of SW Holdings since October 13, 2000 (inception) and the results of operations of Alternet since the date of the reverse acquisition on September 10, 2001.

NOTE 4 - LICENSE AGREEMENT

By agreement dated January 1, 2001, SW Holdings entered into an agreement with Advanced Interactive Inc. ("AII") and Advanced Interactive (Canada) Inc. ("AIC") whereby SW Holdings acquired exclusive and non-exclusive rights and licenses to commercialise, distribute and market SW Holdings related licensed technology, products and services in the United States and Canada for a period of five years renewable for a further five years at SW Holdings' option. SW Holdings must pay royalties equal to 40% of net revenue received plus a fixed amount of $10,000 per month in the first year, $20,000 per month in year two, and increasing by $8,000 per month in each of the subsequent years to a maximum of $84,000 per month in year ten. After year three, the fixed monthly payment is reduced by the amount of royalties otherwise payable. In addition SW Holdings issued 2,500,000 shares on June 29, 2001 valued at $.01 per share or $25,000.

Effective September 10, 2001 SW Holdings, AII and AIC amended the original agreement such that AI and AIC would receive an additional 500,000 shares valued at $5,000 which Alternet issued on September 10, 2001.

Also effective September 10, 2001 the President and director of AII and AIC became a director of the Company.

NOTE 5 - CAPITAL STOCK

To September 30, 2002, the Company has not granted any stock options and has not recorded any stock-based compensation.

During the period ended September 30, 2002, the Company completed a private placement of 510,000 units at a price of $.20 per unit. Each unit consists of one common share and one share purchase warrant entitling the holder to acquire an additional share at a price of $0.50 per share to February 28, 2004.

                                          77

During the period ended September 30, 2002, the Company completed private placements of 386,514 units at a price of $.35 per unit. Each unit consists of one common share and one share purchase warrant entitling the holder to acquire an additional share at a price of $0.50 per share for two years.

The Company is in the process of completing a private placement of 193,000 units at a price of $.35 per unit. Each unit consists of one common share and one share purchase warrant entitling the holder to acquire an additional share at a price of $0.50 per share to October 2, 2004. To September 30, 2002, the Company had received total subscription proceeds of $62,300 in connection with this private placement which was completed subsequently.

At September 30, 2002 there were 375,000 warrants outstanding to purchase 375,000 common shares at a price of $0.50 per share to November 24, 2003; 510,000 warrants outstanding to purchase 510,000 common shares at a price of $0.50 per share to February 28, 2004, 100,000 warrants outstanding to purchase 100,000 common shares at a price of $0.50 per share to March 15, 2004, 140,000 warrants outstanding to purchase 140,000 common shares at a price of $0.50 per share to April 30, 2004, and 146,514 warrants outstanding to purchase 146,514 common shares at a price of $0.50 per share to July 18, 2004.

Effective June 3, 2002 the Company filed a Form SB-2 Registration Statement with the SEC for the registration of a total of 7,764,000 shares of the Company's common stock of which 6,639,000 are issued and outstanding and 1,125,000 will be reserved to be issued upon the exercise of 1,125,000 share purchase warrants.

NOTE 6 - RELATED PARTY TRANSACTIONS

During the nine months ended September 30, 2002, certain directors were repaid for net cash advances and consulting fees owed totalling $20,944. At September 30, 2002 a total of $12,542 is owing to directors and shareholders. Amounts due from related parties are non-interest bearing and have no specific terms of repayment.

During the nine months ended September 30, 2002, the following amounts were incurred to directors of the Company or its subsidiary, and a company with a director in common.

                                                      Nine months ended
                                                         September 30
                                                      2002          2001

Consulting                                            $   45,319  $        -
License fees                                             180,000           -
Marketing                                                 40,159      21,719
                                                      $  265,478  $   21,719

NOTE 7 - INCOME TAXES

The Company and its subsidiaries have tax losses which may be available to reduce future year's taxable income, that result in deferred tax assets. Management believes that the realization of the benefits from these deferred tax assets appears uncertain due to the Company's limited operating history and losses to date. Accordingly a full, deferred tax asset valuation allowance has been provided and no deferred tax asset benefit has been recorded.
                                          78

     ITEM 23: CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                              AND FINANCIAL DISCLOSURE

During the Company's two most recent fiscal years and any subsequent interim period, there were no disagreements with the Company's accountants on any matter of accounting principle or practices, financial statement disclosure or auditing scope or procedure. In addition, there were no reportable events as described in Item
304(a)(1)(iv)(B)1 through 3 of Regulation S-B that occurred within the Company's two most recent fiscal years and the subsequent interim periods.

Labonte & Company have been engaged as the Company's principal accountants to audit its financial statements since its inception

                                     PART II.

                      INFORMATION NOT REQUIRED IN PROSPECTUS

                ITEM 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

No statute, charter provision, article, by-law, contract or other arrangement exists under which any controlling persons, directors or officers of the Company is insured or indemnified in any manner against liability which he or she may incur acting in his or her capacity as such.

Information on this item is set forth in the prospectus under the heading "Disclosure of Commission Position on Indemnification for Securities Act Liabilities."

              ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

As the offering under this registration statement, which is a continuous offering under Rule 415, involves existing shareholders selling their shares to members of the public, the transfer agent's fees, printing and engraving, legal, accounting and other fees associated with the distribution are minimal.

Information on this item is set forth in the prospectus under the heading "Use of Proceeds."

            ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

The following disclosure of recent sales of unregistered securities is divided into sales by Alternet and by its subsidiary, AI Systems Group:

Alternet Systems, Inc.

On June 26, 2000 Alternet issued a total of 3,000 shares of common stock to three principals (Stephen Stanley, Terry Wells and Drew Martel as to 1,000 shares each) in a transaction not involving a public offering and therefore exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "Act"). Total consideration for these 3,000 shares was $3.00.


                                          79

On September 13, 2000 a total of 17,000 shares of common stock were issued to sixteen (16) non-US resident persons under Regulation S for total consideration of $17.00.

On May 17 and May 18, 2001 a total of 1,230,000 shares of common stock were issued to four non-US resident persons under Regulation S for total consideration of $1,230.

On May 31, 2001 a total of 100,000 shares of common stock were issued to two non-US resident persons under Regulation S for total consideration of $100.00.

On July 2, 2001 a total of 12,343,000 shares of common stock were issued as payment for the purchase of the 12,343,000 shares of common stock of Alternet's subsidiary, AI Systems Group. Of these 12,343,000 shares of common stock:

- 3,000,000 shares of common stock were issued to a total of six (6) US resident persons, all of whom were accredited investors, under Regulation D,
    Rule 506;

- A total of 8,333,000 shares of common stock were issued to six affiliates (Patrick Fitzsimmons, 1,001,000 shares; Greg Protti,
   501,000 shares; Griffin Jones, 2,000,000 shares; Michael Dearden, 2,001,000 shares; Advanced Interactive Inc., 2,500,000 shares; Brandon Douglas, 330,000 shares) in a transaction not involving a public Offering and therefore exempt from registration pursuant to Section 4(2) of the Act; and

- A total of 1,010,000 shares of common stock were issued to three non-US resident persons under Regulation S.

On September 10, 2001, a total of 500,000 shares of common stock were issued to Advanced Interactive Inc. in a transaction not involving a public offering and therefore exempt from registration under Section 4(2) of the Act. The shares were issued to settle a dispute between Alternet and Advanced Interactive Inc. regarding the number of shares Advanced Interactive Inc. was entitled to under the terms of the License Agreement.

On September 11, 2001, a total of 50,000 shares of common stock were issued to one non-US resident person under Regulation S. Total consideration for these shares of common stock was $5,000.

On September 18, 2001, a total of 50,000 shares of common stock were issued to one non-US resident person under Regulation S. Total consideration for these shares of common stock was $5,000.

On November 5, 2001, a total of 15,000 common shares were issued to one non-US resident person under Regulation S. Total consideration for these shares was $2,250.

On November 8, 2001, a total of 50,000 common shares were issued to one non-US resident persons under Regulation S. Total consideration for these shares was $5,000.


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On November 24, 2001, a total of 250,000 units (each unit comprised of one share of common stock and one share purchase warrant exercisable at a price of $0.50 until November 24, 2003) were issued at a price of $0.20 per unit to two US resident persons, both of whom were accredited investors, under Regulation D, Rule 506. Total consideration for these units was $50,000.

On November 24, 2001, a total of 25,000 units (each unit comprised of one share of common stock and one share purchase warrant exercisable at a price of $0.50 until November 24, 2003) were issued at a price of $0.20 per unit to one non-US resident person under Regulation S. Total consideration for these units was $5,000.

On December 3, 2001, a total of 100,000 units (each unit comprised of one share of common stock and one share purchase warrant exercisable at a price of $0.50 until November 24, 2003) were issued at a price of $0.20 per unit to one US resident person, who was an accredited investor, under Regulation D, Rule 506. Total consideration for these units was $20,000.

On February 28, 2002, a total of 365,000 units (each unit comprised of one share of common stock and one share purchase warrant exercisable at a price of $0.50 until February 28, 2004) were issued at a price of $0.20 per unit to a total of ten non-US resident persons under Regulation S. Total consideration for these units was $73,000.

On February 28, 2002 a total of 85,000 units (each unit comprised of one share of common stock and one share purchase warrant exercisable at a price of $0.50 until February 28, 2004) were issued to two US resident persons, both of whom were accredited investors, under Regulation D, Rule 506. Total consideration for these units was $17,000.


On February 28, 2002 a total of 60,000 units (each unit comprised of one share of common stock and one share purchase warrant exercisable at a price of $0.50 until February 28, 2004) were issued to Streamline Investment, Inc., a company of which the sole shareholder is Michael Dearden, Alternet's President and a Director, in a transaction not involving a public offering and therefore exempt from registration under
Section 4(2) of the Act.  Total consideration for these units was $12,000.



On March 2, 2002, Griffin Jones, a Director and Secretary of Alternet, transferred all of his 2,550,000 shares of common stock in Alternet to the name of Nahatlatch Capital Inc., a company of which he is the sole shareholder, in a transaction not involving a public offering and therefore exempt from registration under Section4(2) of the Act.


On March 2, 2002, Michael Dearden, a Director and President of Alternet, transferred all of his 2,551,000 shares of common stock in Alternet to the name of Streamline Investment Inc., a company of which he is the sole shareholder, in a transaction not involving a public offering and therefore exempt from registration under Section 4(2) of the Act.


On March 15, 2002, a total of 30,000 units (each unit comprised of one share of common stock and one share purchase warrant exercisable at a price of $0.50 until March 15, 2004) were issued to one non-US resident person under Regulation S. Total consideration for these units was $10,500.

On March 15, 2002, a total of 70,000 units (each unit comprised of one share of common stock and one share purchase warrant exercisable at a price of $0.50 until March 15, 2004) were issued to two US resident persons, both of whom were accredited investors, under Regulation D, Rule 506. Total consideration for these units was $24,500.

On April 30, 2002, a total of 35,000 units (each unit comprised of one share of common stock and one share purchase warrant exercisable at a price of $0.50 until April 30, 2004) were issued to three non-US resident persons under Regulation S. Total consideration for these units was $12,250.

On April 30, 2002, a total of 105,000 units (each unit comprised of one share of common stock and one share purchase warrant exercisable at a price of $0.50 until April 30, 2004) were issued to two US resident persons, both of whom were accredited investors, under Regulation D, Rule 506. Total consideration for these units was $36,750.

On May 30, 2002, a total of 60,000 units (each unit comprised of one share of common stock and one share purchase warrant exercisable at a price of $0.50 until May 30, 2004) were issued to three non-US resident persons under Regulation S. Total consideration for these units was $15,750.

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On June 27, 2002, a total of 37,371units (each unit comprised of one share of common stock and one share purchase warrant exercisable at a price of $0.50 until June 27, 2004) were issued to four non-US resident persons under Regulation S. Total consideration for these units was $13,080.

On July 8, 2002, a total of 49,143 units (each unit comprised of one share of common stock and one share purchase warrant exercisable at a price of $0.50 until July 8, 2004) were issued to four non-US resident persons under Regulation S. Total consideration for these units was $17,200.

On September 11, 2002 a total of 228,571 shares of common stock were issued to Advanced Interactive Inc. (an affiliate of the Company) in settlement of an $80,000 debt owed to it by the Company in a transaction not involving a public offering and therefore exempt from registration pursuant to Section 4(2) of the Act.

On October 2, 2002, a total of 93,000 units (each unit comprised of one share of common stock and one share purchase warrant exercisable at a price of $0.50 until October 2, 2004) were issued at a price of $0.35 per unit to four non-US resident persons under Regulation S. Total consideration for these units was $32,550.

On October 2, 2002, a total of 100,000 units (each unit comprised of one share of common stock and one share purchase warrant exercisable at a price of $0.50 until October 4, 2004) were issued at a price of $0.35 per unit to one US resident person, Charles W. Gay, under Regulation D, Rule 506. Total consideration for these units was $35,000. Because these units were issued to a US resident person after June 6, 2002 (the date on which Alternet's initial registration statement on Form SB2 was filed on EDGAR) it is possible, even though Mr. Gay entered into his agreement to purchase the units on June 5, 2002, that Mr. Gay will have rescission rights granted to him under the Securities Act of 1933 for a period of two years. The position of Alternet is that the sale was made in accordance with Regulation D, Rule 506 and Alternet has not had any indication from Mr. Gay that he wishes to exercise any rescission rights he may have.

On December 2, 2002, a total of 93,000 units (each unit comprised of one share of common stock and one share purchase warrant exercisable at a price of $0.50 until December 2, 2004) were issued at a price of $0.35 per unit to five non-US resident persons under Regulation S. Total consideration for these units was $32,500.



As a result of the unit issuances described above, a total of 1,557,514 share purchase warrants are issued and outstanding.

AI Systems Group Inc. (Alternet's wholly owned subsidiary):

On October 16, 2000 a total of 3,000 shares of common stock were issued to three principals (Michael Dearden, Patrick Fitzsimmons and Greg Protti as to 1,000 shares each) of AI Systems Group in a transaction not

                                          82

involving a public offering and therefore exempt from registration under
Section 4(2) of the Act.  Total consideration for these 3,000 shares was $3.00.

On May 24, 2001 a total of 5,500,000 shares of common stock were issued to four principals (Griffin Jones, 2,000,000 shares of common stock;
Michael Dearden, 2,000,000 shares of common stock; Patrick Fitzsimmons, 1,000,000 shares of common stock; Greg Protti, 500,000 shares of common stock) in a transaction not involving a public offering and therefore exempt from registration under Section 4(2) of the Act. All of the four principals were directors and / or senior officers of AI Systems
Group.  Total consideration for these 5,500,000 shares was $5,000.

On June 4, 2001, a total of 1,000,000 shares of common stock were issued to a total of two non-US resident persons under Regulation S for total consideration of $1,000.

On June 4, 2001, a total of 3,000,000 shares of common stock were issued to seven US residents, all of whom were accredited investors, under Regulation D Rule 506 for total consideration of $3,000.

On June 4, 2001 a total of 10,000 shares of common stock were issued to one non-US resident person under Regulation S for total consideration of $1.00

On June 8, 2001 a total of 330,000 shares of common stock were issued to Brandon Douglas (a director of AI Systems Group Inc.) in a transaction not involving a public offering and therefore exempt from registration pursuant to Section 4(2) of the Act. Total consideration for these 330,000 shares of common stock was $330.

On June 29, 2001 a total of 2,500,000 shares of common stock were issued to Advanced Interactive Inc., a US resident company, under the terms of the License Agreement in a transaction not involving a public offering
And therefore exempt from registration pursuant to Section 4(2) of the Act. The consideration for the issuance of these shares was the acquisition by AI Systems Group of software license rights.

Where the offerings (shares and warrants) described above were undertaken under Rule 506 of Regulation D:

- the sales were made to accredited investors as defined in Rule 502 and to less than 35 non-accredited investors;

- the company gave each purchaser the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which the company possessed or could acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information furnished;

- at a reasonable time prior to the sale of securities, the company advised the purchasers of the limitations on resale in the manner contained in Rule 502(d)2 of this section;

- neither the company nor any person acting on its behalf sold the securities by any form of general solicitation or general advertising; and

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-  the company exercised reasonable care to assure that the purchasers of the securities are not underwriters within the meaning of
   Section 2(11) of the Act in compliance with Rule 502(d).

Where the offerings described above were undertaken under Regulation S they were made under Rule 903 (Category 3, equity securities) and:

-  the sale was made in an offshore transaction;

- no directed selling efforts were made in the United States by the Company;
- the purchaser certified that it is not a US person and is not acquiring the securities for the account or benefit of any US person;

- the purchaser agreed to resell such securities only in accordance with the provisions of the Securities Act of 1933 or regulations applicable to their securities;

- the securities contained a legend to the effect that transfer was prohibited unless the securities were first registered under the Securities Act of 1933 or resale was made pursuant to an exemption therefrom.

No commission or professional fees were paid in connection with the Company's sales of unregistered securities under either Regulation S or Regulation D, Rule 506. Although not strictly required to do so by Regulation D, Rule 506, in light of anti-fraud provisions and for the purpose of ensuring that potential investors were aware of the Company's financial circumstances and stage of development, all persons purchasing under Regulation S or Regulation D, Rule 506 were advised to review the Company's continuous disclosure filings and financial statements available on the EDGAR system.

Neither we nor any person acting on our behalf offered or sold the foregoing securities by means of any form of general solicitation or general advertising. All purchasers represented in writing that they acquired the securities for their own accounts. A resale legend has been provided for the stock certificates stating that the securities have not been registered under the Securities Act of 1933 and cannot be resold or otherwise transferred without registration or an exemption (such as that provided by Regulation S or Rule 144).

                                ITEM 27.  EXHIBITS

The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

                             ITEM 28.  UNDERTAKINGS

In accordance with Rule 415 and Item 512 of Regulation S-K, the undersigned company hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

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     (ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be

                                          85

deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                       SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Vancouver in the Province of British Columbia, Canada on this 6th day of January, 2003.


"Griffin Jones"                                 "Michael Dearden"

/s/Griffin Jones                                 /s/Michael Dearden
Director  and Treasurer                          President and Director


"Patrick Fitzsimmons"                            "Greg Protti"

/s/Patrick Fitzsimmons                           /s/Greg Protti
Director                                         Director

NUMBER                     EXHIBIT DESCRIPTION

3.1 Articles of incorporation dated June 26, 2000 (incorporated by reference to Exhibit 3 of the Registration Statement of the Form 10-SB filed on November 6, 2000)

3.2 Certificate of Amendment to Articles of incorporation concerning name change to SchoolWeb Systems Inc.

3.3 Certificate of Amendment to Articles of incorporation concerning name change to Alternet Systems Inc.

4.1     Stock Plan for Non-Employee Directors and Consultants

4.2 Specimen Form of Share Purchase Warrants for common shares issued by the Company and allowing for a total of 1,125,000 common shares to be purchased.

5.1     Legal opinion

10.1    License Agreement between Advanced Interactive Inc.,
        Advanced Interactive (Canada) Inc., SchoolWeb Holdings Inc. (formerly Alternet Systems Inc.) dated January 1, 2001

10.2 Amendment to License Agreement between Advanced Interactive Inc., Advanced Interactive (Canada) Inc., SchoolWeb Holdings Inc. (formerly Alternet Systems Inc.) dated June 29, 2001

10.3 Amendment to License Agreement between Advanced Interactive Inc., Advanced Interactive (Canada) Inc., SchoolWeb Holdings Inc. (formerly Alternet Systems Inc.) dated July 17, 2001

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10.4   Amendment to License Agreement between Advanced Interactive
       Inc., Advanced Interactive (Canada) Inc., SchoolWeb Holdings Inc. (formerly Alternet Systems Inc.) dated March 8, 2002

10.5 Share Purchase Agreement between the shareholders of SchoolWeb Holdings Inc. and Alternet Systems Inc. (formerly North Pacific Capital Corp.) (incorporated by reference to
       Exhibit 2.1 of the Form 8K filed on December 20, 2002)

10.6 Amendment to License Agreement between Advanced Interactive Inc., Advanced Interactive (Canada) Inc., SchoolWeb Holdings Inc. (formerly Alternet Systems Inc.) dated September 10, 2001

10.7 Solutions Partner Agreement between Hewlett Packard (Canada) Ltd. and Advanced Interactive Inc. dated March 8, 2002

10.8   Consent of Alternet Systems Inc. to the Solutions Partner
       Agreement between Hewlett Packard (Canada) Ltd. and Advanced Interactive Inc. dated March 8, 2002

10.9 Specimen form of Reseller Agreement between Alternet Systems Inc. and distributors

10.10 Amendment to License Agreement between Advanced Interactive Inc., Advanced Interactive (Canada) Inc. and Alternet Systems Inc. dated August 14, 2002

23.1   Consent of Accountants (see below)

23.2   Consent of Counsel (see below)

                                          87